UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RealPage, Inc.

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REALPAGE, INC.

Notice of 2018 Annual Meeting of Stockholders

June 5, 2018

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders of RealPage, Inc.

When and Where: The meeting will be held on June 5, 2018, at 10:00 a.m., local time, at RealPage, Inc.’s principal executive offices located at 2201 Lakeside Blvd., Richardson, Texas 75082.

Items of Business: The meeting is being held to conduct the following items of business which are described in greater detail in the Proxy Statement accompanying this notice:

1.	To elect each of Scott S. Ingraham and Jeffrey T. Leeds to our board of directors for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	To approve an advisory (non-binding) proposal concerning our executive compensation program.

4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 125,000,000 shares, bringing the total authorized shares of Common Stock to 250,000,000.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date: Our board of directors set April 10, 2018 as the record date for the meeting. Our stockholders of record at the close of business on that date are entitled to receive this notice and to vote at the meeting.

Meeting Attendance and Voting: All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose. Voting by written proxy will ensure your representation at the meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card. Stockholders who attend the meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote in person at the meeting, you must notify the inspector of elections of your intention to revoke the proxy that you previously submitted and instead vote in person at the meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy card from the broker, trustee, bank or other nominee with you to confirm that you are entitled to vote the shares.

Additional Information: The 2018 Proxy Statement and 2017 Annual Report to Stockholders are included with this notice and are also available at http://investor.realpage.com.

By Order of the Board of Directors

David G. Monk
Executive Vice President, Chief Legal Officer and Secretary

Richardson, Texas

April         , 2018

REALPAGE, INC.

Proxy Statement

For the

2018 Annual Meeting of Stockholders

REALPAGE, INC.

2201 Lakeside Boulevard

Richardson, Texas 75082

(972) 820-3000

PROXY STATEMENT

FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

April     , 2018

We are furnishing you this proxy statement and proxy card to solicit proxies on behalf of the board of directors (the “Board”) of RealPage, Inc. (“RealPage”, the “Company”, “we” or “us”) to be voted at our 2018 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will be held at our principal executive offices located at 2201 Lakeside Boulevard, Richardson, Texas 75082 on June 5, 2018, at 10:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the Annual Meeting.

We are first mailing the proxy materials to stockholders on April     , 2018. Please refer to “Information Concerning Solicitation and Voting” located on page 53 in this proxy statement for information relating to the distribution of our annual meeting materials to our stockholders.

All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

Only owners of record of shares of our common stock as of the close of business on April 10, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. Each owner of record on the Record Date is entitled to one vote for each share of common stock held. On the Record Date,                    shares of our common stock, $0.001 par value, were issued, outstanding and entitled to vote at the Annual Meeting.

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 are available at http://investor.realpage.com.

GOVERNANCE

PROPOSAL ONE: ELECTION OF DIRECTORS

What Am I Voting On?

Stockholders are being asked to elect two director nominees for three-year terms. This section includes information about our Board, each director nominee, and each incumbent director whose term continues after the Annual Meeting.

Voting Recommendation:

FOR the election of each director nominee. We believe the combination of the various qualifications, skills and experiences of the 2018 director nominees will contribute to an effective and well-functioning Board as we believe the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our management.

Board Composition

Our Board is currently composed of seven members, divided into three classes with staggered three-year terms. There are currently three directors in Class I, two directors in Class II and two directors in Class III. The current terms of office of the Class II directors, Mr. Scott S. Ingraham and Mr. Jeffrey T. Leeds, will expire at this Annual Meeting and Mr. Ingraham and Mr. Leeds will stand for re-election to our Board at the Annual Meeting.

The terms of office of the Class III directors, Mr. Stephen T. Winn and Mr. Jason A. Wright, will expire at the 2019 annual meeting. The terms of office of the Class I directors, Mr. Alfred R. Berkeley, III, Mr. Peter Gyenes and Mr. Charles F. Kane, will expire at the 2020 annual meeting. Our certificate of incorporation and our bylaws provide that the number of directors will be fixed from time to time by a resolution of the majority of our Board. Nine directors are currently authorized.

Required Vote

Directors are elected by a plurality of the votes cast. The two nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee. Cumulative voting is not permitted by our certificate of incorporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for our nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Recommendation of our Board for Proposal One

Our Board unanimously recommends that stockholders vote FOR the nominees listed below.

2018 DIRECTOR NOMINEES — CLASS II DIRECTORS

The nominating and governance committee of our Board (“Nominating and Governance Committee”) recommended the two individuals set forth in the table below for nomination by our Board. Based on such recommendations, our Board nominated such directors for election at the Annual Meeting as Class II directors to serve for a term expiring at the 2021 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Our Board and Nominating and Governance Committee believe that the combination of the various qualifications, skills and experiences of the director nominees will contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of our business and quality advice and counsel to our management.

The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

Name of Director	Age	Position and Offices Held with Company	Director Since
Scott S. Ingraham (1)(2)	64	Director	2012
Jeffrey T. Leeds (2)	62	Director	1999

(1)	Member of Audit Committee
(2)	Member of Nominating and Governance Committee

Class II Directors (Terms Expire in 2018)

Scott S. Ingraham has served as a member of our Board since February 2012 and as a member of our Audit Committee and our Nominating and Governance Committee since February 2012. Mr. Ingraham is presently the co-founder and Principal of Zuma Capital, Inc., a private investment firm. He co-founded and served as the Chief Executive Officer and Chairman of Rent.com, an Internet residential real estate listing site, from 1999 until its acquisition by eBay in February 2005. Prior to founding Rent.com, Mr. Ingraham was the CEO, president and co-founder of Oasis Residential, a NYSE-traded apartment REIT which merged into Camden Property Trust in 1998. Mr. Ingraham is on the Board of Trust Managers of Camden Property Trust (NYSE: CPT), a real estate investment trust focused on the development and ownership of apartment properties. Camden Property Trust is one our larger customers. Mr. Ingraham also serves as a director of Kilroy Realty Corporation (NYSE: KRC), a publicly held real estate investment trust focused on the development and ownership of office and industrial properties. Mr. Ingraham graduated from the University of Texas at Austin with a BBA in Finance. We believe Mr. Ingraham’s qualifications to sit on our Board include his substantial financial and business expertise as the chief executive officer of several companies in the real estate industry and his significant experience serving on boards of other publicly traded companies.

Jeffrey T. Leeds has served as a member of our Board and a member of our Nominating and Governance Committee since December 1999. Mr. Leeds has served as chairman of our Nominating and Governance committee since February 2012. Mr. Leeds is President and Co-Founder of Leeds Equity Partners. Leeds Equity Partners, based in New York, is the oldest and largest private equity firm in the United States focused exclusively on investments in the Knowledge Industries — education, training, and business and information services. Prior to co-founding Leeds Equity Partners in 1993, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. LLC, a subsidiary of Lazard Group LLC. Prior to joining Lazard Freres & Co. LLC, Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States during the 1985 October Term. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore LLP in New York. Mr. Leeds currently serves on the board of directors of BARBRI, INTO University Partnerships, Knowledge Factor, Medley Management Inc. (NASDAQ: MDLY), Fusion Education Group, Endeavor Schools, LLC and Simplify Compliance Holdings, LLC. Mr. Leeds served on the Board of Education Management Corporation (NASDAQ: EDMC) from June 2006 through July 2015. Mr. Leeds is a member of the Council on Foreign Relations and a member of the Board of Visitors at The Colin L. Powell School for Civic and Global Leadership at The City College of New York. Mr. Leeds received his B.A. in history summa cum laude from Yale University and his J.D. magna cum laude from Harvard Law School. He was also a Marshall Scholar at the University of Oxford. We believe Mr. Leeds’s qualifications to serve on our Board include his extensive business and legal experience in corporate finance and his knowledge gained from service on the boards of various publicly traded and private companies.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning our directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

Name of Director	Age	Position and Offices Held with Company	Director Since
Alfred R. Berkeley, III (1)	73	Director	2003
Peter Gyenes (1)(2)(3)	72	Director	2010
Charles F. Kane (1)(2)(3)	60	Director	2012
Stephen T. Winn	71	Chairman, CEO and President	1998
Jason A. Wright (1)(2)(3)	46	Director	2003

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Nominating and Governance Committee

Class III Directors (Terms Expire in 2019)

Stephen T. Winn has served as our Chief Executive Officer and a member of our Board since November 1998, during which time he served as Chairman of our Board, and as our President since August 2012, a position that Mr. Winn previously held from November 1998 to December 2009. From January 1998 to March 1999, Mr. Winn served in various executive positions, including President of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation. From June 1969 to January 1998, Mr. Winn served as President and Chief Executive Officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation. Mr. Winn is a member of the board of directors of the National Multifamily Housing Council. In January 2002, he was one of 25 people recognized by the National Apartment Association as a leader in the multifamily industry. Mr. Winn received Ernst & Young LLP’s “Entrepreneur of the Year 2012 Southwest Area North Technology Sector.” Mr. Winn received his B.S. in electrical engineering from The University of Texas at Austin and his M.S. in management science from Stanford University. In addition to Mr. Winn’s role as our Chief Executive Officer, we believe Mr. Winn’s qualifications to serve on our Board include his previous service in executive positions at various public and private technology companies and his extensive experience in the multifamily rental housing industry.

Jason A. Wright has served as a member of our Board since December 2003 and as our lead independent director since February 2012. Mr. Wright has served as a member of our Audit Committee since January 2004 and served as chairman of our Audit Committee from February 2012 until February 2013. Mr. Wright has served as a member of our Compensation Committee since October 2006 and a member of our Nominating and Governance Committee since February 2010. Mr. Wright is a partner in the Tech & Telecom Group at Apax Partners LLC, where he focuses primarily on investments in enterprise software and technology-enabled services. Prior to joining Apax in 2000, Mr. Wright served in a variety of roles at General Electric Capital Corporation, a subsidiary of General Electric Corporation, including the evaluation and execution of investment opportunities for the Technology Ventures Group, and Mr. Wright was also a consultant at Andersen Consulting, now Accenture plc. Mr. Wright currently serves on the board of directors of various private companies. Mr. Wright received his B.A. in economics from Tufts University and his M.B.A. in finance from The Wharton School of the University of Pennsylvania. We believe Mr. Wright’s qualifications to serve on our Board include his extensive business and financial experience related to enterprise software and technology-enabled services companies.

Class I Directors (Terms Expire in 2020)

Alfred R. Berkeley, III has served as a member of our Board since December 2003 and as a member of our Compensation Committee since January 2004. Mr. Berkeley also served as a member and as chairman of our Audit Committee from January 2004 to February 2012 and as our lead independent director from February 2011 to February 2012. Mr. Berkeley has served as Chairman of Princeton Capital Management, Inc., an investment adviser, since December 2012 and Princeton Capital Management LLC since September 2017. Mr. Berkeley has served as Vice Chairman of Gentag, Inc., a developer of technology for near field communications, since November 2011. Mr. Berkeley served as the Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems LLC, a block trading brokerage service, from December 2003 until November 2011. From December 2003 to March 2010, Mr. Berkeley also served as the Chief Executive Officer of Pipeline Financial Group, Inc. He also served as Acting Chairman of the National Infrastructure Advisory Council for the President of the United States from 2001 until December 2011. Mr. Berkeley also served as a trustee of Johns Hopkins University and a member of the Johns Hopkins University Applied Physics Laboratory, LLC from 1999 until June 2011. He formerly served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation, which makes candidate recommendations to the Secretary of Commerce. He was appointed Vice Chairman of the NASDAQ Stock Market, Inc. in July 2000, serving through July 2003, and served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Incorporated, which was acquired by Bankers Trust New York Corporation and later by Deutsche Bank AG. Most recently, he was Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Incorporated as a Research Analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Incorporated to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He served as a captain in the United States Air Force and a major in the United States Air Force Reserve.

Mr. Berkeley also served as a director of Kintera, Inc. until May 2008, when it was acquired by Blackbaud, Inc. (NASDAQ: BLKB). Mr. Berkeley also served on the board of Fortegra Financial Corporation (NYSE: FRF), an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States from December 2010 to November 2011. Mr. Berkeley served on the boards of directors of ACI Worldwide, Inc. (NASDAQ: ACIW) from 2008 until June 2012 and Edgar Online, Inc. (NASDAQ: EDGR), which was sold to RR Donnelley, from November 2010 through August 2012. Mr. Berkeley also serves as a director of several private companies. Mr. Berkeley received his B.A. in English from the University of Virginia and his M.B.A. from The Wharton School of the University of Pennsylvania. On October 24, 2011, Mr. Berkeley entered into a consent decree with the Securities and Exchange Commission (“SEC”) relating to his role at Pipeline Trading Systems, LLC. We believe Mr. Berkeley’s qualifications to serve on our Board include his extensive experience in corporate finance and securities matters, including his experience as chief executive officer of various companies and his leadership positions with the NASDAQ Stock Market, Inc., and his knowledge gained from service on the boards of various publicly traded and private companies and federal committees.

Peter Gyenes has served as a member or our Board since January 2010, as chairman of our Compensation Committee since February 2010, as a member of our Audit Committee since February 2010, and as a member of our Nominating and Governance Committee since February 2010. Mr. Gyenes has served as the non-executive Chairman of the board of directors of Sophos Group plc (LSE: SOPH), a global security software company, since March 2006, lead independent director from September 2012 to July 2015, and again as Chairman since July 2015. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software Corporation, a market leader in data integration software, and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by International Business Machines Corporation in 2005. Mr. Gyenes served on the board of directors of Netezza Corporation from 2008 until it was acquired by International

Business Machines Corporation in 2010. Mr. Gyenes also served on the board of Lawson Software, Inc. from 2006 until it was acquired by Infor in July 2011, served on the board of EnerNoc (NASDAQ: ENOC) from 2013 until 2015, served on the board of Cimpress NV (NASDAQ: CMPR) from 2009 until 2015, and served on the board of IntraLinks Holdings, Inc. from 2008 to January 2017. He currently serves on the boards of directors of Pegasystems Inc. (NASDAQ: PEGA), a leader in cloud software for customer engagement and operational excellence, and Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, and serves as trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes received his B.A. in mathematics and his M.B.A. in marketing from Columbia University. We believe Mr. Gyenes’ qualifications to serve on our Board include his experience as the Chief Executive Officer of a publicly traded company, his knowledge gained from service on the boards of various public and private companies and his more than 40 years of experience in technology, sales, marketing and general management positions within the computer systems and software industry.

Charles F. Kane has served as a member of our Board, as a member of our Compensation Committee and as a member of our Nominating and Governance Committee since June 2012. Mr. Kane has served as a member of our Audit Committee since June 2012 and as chairman of our Audit Committee since February 2013. Mr. Kane is an adjunct professor of international finance at the Massachusetts Institute of Technology Sloan Graduate Business School of Management. Mr. Kane is also a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization founded at Massachusetts Institute of Technology that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. Mr. Kane is currently a director of Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, Progress Software (NASDAQ: PRGS) is a global software company that simplifies the development, deployment and management of business applications on-premise or in the cloud, on any platform or device, to any data source, with enhanced performance, minimal IT complexity and low total cost of ownership. Mr. Kane was previously a director of Applix Inc., Borland Software Corporation, Demandware Inc. and Netezza Corporation. Mr. Kane is a Certified Public Accountant and holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. We believe Mr. Kane’s experience as a senior executive officer at a number of publicly traded companies, including as chief financial officer of several of those companies, and his experience serving on the boards of directors of other public and private companies, qualify him to serve on our Board.

As an Audit Committee financial expert and chairman of our Audit Committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of publicly traded technology companies. Mr. Kane also offers substantial public company board experience to our Board.

BOARD AND COMMITTEE GOVERNANCE

Board Leadership Structure

Our governance framework provides our Board with flexibility to select the appropriate leadership structure for us. The current leadership structure is composed of a combined chairman of the board and chief executive officer, a lead independent director, Board committees led by independent directors and active engagement by all directors. Our Board believes this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

Our Board believes that our Chief Executive Officer, Stephen T. Winn, is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our independent directors have different perspectives and roles in strategic development. Our independent directors bring experience, oversight and expertise from outside our company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our Board, which are essential to effective governance.

Mr. Jason A. Wright serves as our lead independent director. Our lead independent director is responsible for coordinating activities of our other independent directors, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions of the independent directors, serving as liaison between the Chairman and the independent directors, having the authority to call meetings of the independent directors, and performing various other duties as directed by our Board. Under our Corporate Governance Guidelines, the lead independent director is charged with relaying the discussions of the executive sessions to the Chief Executive Officer, as appropriate, participating in the discussion of Chief Executive Officer performance with our Compensation Committee, and ensuring that our Board annually conducts a self-assessment.

Director Qualifications

Our Board believes that maintaining a Board with a range of skills and experience meeting our needs is important, as is maintaining a size that facilitates group discussion and collegiality.

Our Nominating and Governance Committee, consisting solely of independent directors as determined under applicable NASDAQ listing standards, is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of potential new Board members as well as the composition of our Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of character, judgment, diversity, age, skills, including financial literacy, and experience in the context of the needs of our Board and our business. Nominees for directorship are selected by our Nominating and Governance Committee and approved by our Board in accordance with such policies and principles as our Board may promulgate after considering the recommendation of our Nominating and Governance Committee.

Our Corporate Governance Guidelines, which were adopted by our Board on January 20, 2015, provide that each director should be able and prepared to devote sufficient time and effort to his or her duties as a director. Directors are not permitted to sit on more than six publicly traded company boards or, if such director is a CEO of a public company, he or she is not permitted to sit on the board of more than two public companies besides the board of his or her own company.

Our Board does not have term limits. Directors who have served on our Board for an extended period of time are able to provide valuable insight into our operations and future based on their experience with and understanding of our industry, business operations, history, policy and objectives. Our Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve through the evaluation and nomination process required by our Corporate Governance Guidelines.

Our Corporate Governance Guidelines also provide that, as a general matter, a director should not stand for re-election as a non-employee director after his or her 75th birthday. Non-employee directors are required to tender their resignation no later than the expiration of their elected term following their 75th birthday. Retirement of a director who has reached the age of retirement may be postponed if our Board determines that it would be in the best interests of RealPage and its stockholders under the particular circumstances. In addition, our Board may nominate any person for election as a non-employee director regardless of his or her age if our Board determines that, due to his or her unique capabilities or special circumstances, the election of such person is in the best interest of RealPage.

Director Independence

In accordance with the listing requirements of the NASDAQ Stock Market and our Corporate Governance Guidelines, a majority of our Board must be composed of independent directors. Our Board has determined that each of Mr. Berkeley, Mr. Gyenes, Mr. Ingraham, Mr. Kane, Mr. Leeds and Mr. Wright is independent under applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Board and Committee Meetings and Attendance

Under our bylaws, regular meetings of our Board are held at such times as our Board may determine. Special meetings of our Board may be called by a majority of the authorized number of directors, the Chairman, the Chief Executive Officer, the President or the Secretary. Our Board held a total of seven meetings during 2017. Each director attended 75% or more of the total number of meetings of our Board and the committees of our Board on which such director served during 2017.

The non-employee directors on our Board and Board committees generally meet quarterly in executive session. Executive sessions of our Board may include, among other things, a discussion of the performance of the Chairman and Chief Executive Officer, matters concerning the relationship of our Board with the management directors and other members of senior management, and such other matters as the non-employee directors deem appropriate. No formal action of our Board is taken during executive sessions of the non-employee directors, although the non-employee directors may subsequently recommend matters for consideration by the full Board. In addition, our Audit Committee holds an executive session at each of its meetings and our Compensation Committee holds an executive session at the meeting in which annual compensation is reviewed and determined. On occasion, our non-employee directors invite our Chief Legal Officer to attend executive sessions in the role as legal counsel, but members of management, including Mr. Winn, are otherwise not present at executive sessions of Board and committee meetings. Although all of our current non-employee directors are considered to be independent, if any non-employee directors were determined not to be independent, the independent directors would be required to meet alone in an executive session at least twice per year.

Board Committees

Our Board has three standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Governance Committee.

Committee members are appointed by our Board, which considers the recommendation of our Nominating and Governance Committee and the desires of the individual directors. The table below lists the current membership of each committee and the number of committee meetings held in 2017.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Alfred R. Berkeley, III		Member
Peter Gyenes	Member	Chairman	Member
Scott Ingraham	Member		Member
Charles F. Kane	Chairman	Member	Member
Jeffrey T. Leeds			Chairman
Jason A. Wright	Member	Member	Member

Number of meetings held in 2017	4	4	1

Our Board has determined that each member of each committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our Board has adopted a charter for each committee. Copies of such charters are available without charge, upon request in writing to RealPage, Inc., 2201 Lakeside Boulevard, Richardson, Texas 75082, Attn: Chief Legal Officer or on our website at http://investor.realpage.com/governance-documents or https://www.realpage.com/ by clicking on “Company,” “Investor Relations,” “Corporate Governance” and then “Governance Documents.” We believe that the composition, charter and functioning of each of our committees comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The primary responsibilities of each committee are described below.

Audit Committee

Our Audit Committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at http://investor.realpage.com/governance-documents or https://www.realpage.com/ by clicking on “Company,” “Investor Relations,” “Corporate Governance” and then “Governance Documents.” Among other things, our Audit Committee is responsible for:

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our Board has determined that each member of our Audit Committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, meets the requirements for financial literacy and sophistication, and qualifies as an “audit committee financial expert” under the applicable requirements of NASDAQ and SEC rules and regulations.

Compensation Committee

Our Compensation Committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at http://investor.realpage.com/governance-documents or https://www.realpage.com/ by clicking on “Company,” “Investor Relations,” “Corporate Governance” and then “Governance Documents.” Among other things, our Compensation Committee is responsible for:

•	overseeing our overall compensation philosophy, compensation plans and benefits programs;

•	reviewing and recommending to the full Board, or approving, new executive compensation programs and revisions to existing programs;

•

periodically reviewing executive compensation programs and total compensation levels, including conducting comparative analyses of total compensation relative to market, quantifying maximum payouts to executives under performance-based incentive plans and total payments under a variety of termination conditions, including upon a change of control, and the impact of tax and accounting rules and changes;

•	reviewing and recommending compensation programs for outside directors;

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and evaluating his performance in light of such goals and objectives;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers identified by our Compensation Committee: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements, signing bonuses and payment of relocation costs, and any other benefits, compensation or arrangements;

•	reviewing and recommending to the full Board, or approving, any contracts or other transactions with our current or former executive officers;

•	reviewing the plans for officer development and corporate succession plans for our Chief Executive Officer and other senior executive officers;

•

in its discretion, retaining or obtaining advice of compensation consultants, outside legal counsel or other advisors to assist our Compensation Committee in the performance of its responsibilities, and appointing, compensating and overseeing the work of any such consultants, counsel and advisors;

•

establishing and administering annual and long-term incentive compensation plans for senior executive officers, including establishing performance objectives and certifying performance achievement, and reviewing and approving all equity-based compensation plans and granting awards of shares and stock options pursuant to such plans;

•

administering our equity incentive plans, including granting awards under such plans to eligible persons in accordance with procedures and guidelines established by the Board, and recommending to our Board any amendments to the plans and changes in the number of shares reserved for issuance under such plans;

•

reviewing and discussing with management the compensation discussion and analysis and related disclosures required by the SEC, and reviewing and recommending the final compensation discussion and analysis to our Board for inclusion in our annual report and proxy statement;

•	preparing the compensation committee report required by the SEC to be furnished with our annual report and proxy statement;

•	reviewing and reassessing the adequacy of the Compensation Committee charter and recommending changes to our Board for approval; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with our Compensation Committee charter.

Our Board has determined that each member of our Compensation Committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Additional information regarding the processes and procedures that our Compensation Committee employs when considering and determining director and executive compensation, including the committee’s engagement of independent compensation consultants for advice in connection with the exercise of its responsibilities, is set forth below under “Governance — Director Compensation” and “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our Nominating and Governance Committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at http://investor.realpage.com/governance-documents or https://www.realpage.com/

by clicking on “Company,” “Investor Relations,” “Corporate Governance” and then “Governance Documents.” Among other things, our Nominating and Governance Committee is responsible for:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board and management;

•	recommending members for each Board committee to our Board;

•	reviewing and monitoring our Code of Business Conduct and Ethics and actual and potential conflicts of interest of members of our Board and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our Nominating and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under “Deadline for Receipt of Stockholder Proposals for 2019 Annual Meeting.” When considering a potential director candidate, our Nominating and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. Our Nominating and Governance Committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. Our Nominating and Governance Committee does not have a formal policy with respect to diversity; however, our Board and Nominating and Governance Committee believe that it is important that the members of our Board represent diverse viewpoints. Our Nominating and Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. From time to time, we have also engaged one or more executive search consulting firms to assist in the identification and recruitment of potential director candidates. There are no differences in the manner in which our Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Board Oversight of Risk

Our Board oversees risk management in a number of ways. Our Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, our Compensation Committee considers risk management when setting the compensation policies and programs for our executive officers and other employees. Our full Board considers various risk-related items periodically, including risks related to intellectual property, taxes, products and employees. Our Board also considers our efforts to manage such risks through safety measures, insurance or self-insurance.

Communication with our Board

Stockholders may communicate with members of our Board by mail addressed to the Chairman, to any other individual member of our Board, to the full Board, or to a particular committee of our Board. In each case, such correspondence should be sent to the following address: 2201 Lakeside Boulevard, Richardson, Texas 75082, Attention: Corporate Secretary. Correspondence received that is addressed to the members of our Board will be reviewed by our Chief Legal Officer or our Chief Legal Officer’s designee, who will forward such correspondence to the appropriate members of our Board.

ADDITIONAL GOVERNANCE INFORMATION

We are committed to strong corporate governance, which we believe promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in RealPage.

Articles and Bylaws

Our certificate of incorporation and bylaws can be accessed through our filings located in the “Company Filings” portion of the SEC website at www.sec.gov , and were attached as Exhibit 3.2 and Exhibit 3.4, respectively, to our Registration Statement on Form S-1/A filed with the SEC on July 26, 2010. Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Board committee charters and other governance materials can be accessed on our website, http://investor.realpage.com/governance-documents or https://www.realpage.com/, by clicking on “Company,” “Investor Relations,” “Corporate Governance” and then “Governance Documents.”

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. A copy of our Code of Business Conduct and Ethics can be found on our website at http://investor.realpage.com/governance-documents or https://www.realpage.com/, by clicking on “Company,” “Investor Relations,” “Corporate Governance” and then “Governance Documents.” A copy also is available without charge upon request in writing to RealPage, Inc., 2201 Lakeside Boulevard, Richardson, Texas 75082, Attn: Chief Legal Officer. We intend to disclose future amendments to provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or our directors on our website to the extent and in the manner permitted by Item 5.05 of Form 8-K.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address matters pertaining to director qualifications, director responsibilities, lead independent director responsibilities, executive sessions of Board meetings, communications with stockholders, Board committee matters, director access to officers, employees and independent advisors, director compensation, director minimum stock ownership requirements, director orientation and continuing education, Chief Executive Officer evaluation, management and Board succession, indemnification and director and officer insurance, and annual Board performance evaluations. A copy of the Corporate Governance Guidelines can be found on our website at http://investor.realpage.com/governance-documents or https://www.realpage.com/, by clicking on “Company,” “Investor Relations,” “Corporate Governance” and then “Governance Documents.” A copy also is available without charge upon request in writing to RealPage, Inc., 2201 Lakeside Boulevard, Richardson, Texas 75082, Attn: Chief Legal Officer.

Director Minimum Stock Ownership Requirements

Our Board members are encouraged to make a substantial investment in Company stock. Accordingly, our Corporate Governance Guidelines require our directors to own a number of shares of our common stock with an aggregate value equal to at least three times their annual cash retainer within four years after joining our Board or as soon thereafter as is practicable. Our Board has also adopted a Stock Ownership Guidelines Policy for our Chief Executive Officer as described under “Executive Compensation — Other Executive Compensation Consideration — Executive Stock Ownership” below.

Hedging, Short Sale and Pledging Policy under our Insider Trading Policy

We have adopted an Insider Trading Policy. That policy prohibits all employees, including our executive officers, and all directors and agents from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our securities. All employees, including our executive officers, and all of our directors and agents are also prohibited from pledging our securities or engaging in short sales of our securities.

Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our directors to attend our annual stockholders’ meeting. Our 2017 annual stockholders’ meeting was attended by one of our directors, Stephen T. Winn, our Chairman, CEO and President.

DIRECTOR COMPENSATION

Determining Compensation for Non-Employee Directors in 2017

Our Compensation Committee reviews and makes recommendations to our Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of RealPage receive no compensation for service on our Board. Our director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active board membership. Our Compensation Committee and our Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on our Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on our Board.

Discussion of Director Compensation

In 2017, the annual compensation for our non-employee directors was composed of cash compensation in the form of an annual retainer and meeting and committee fees and equity compensation in the form of restricted stock awards. Each of these components is described below.

Independent Director Compensation Plan

Our independent director compensation plan provided for the following compensation to our independent directors during 2017:

Retainer	$11,250 per quarter
Lead Independent Director retainer	$3,750 per quarter
Audit Committee chair retainer	$5,000 per quarter
Audit Committee member (excluding chair) retainer	$3,000 per quarter
Compensation Committee chair retainer	$3,750 per quarter
Other Board committee chair retainer	$3,000 per quarter
Other Board committee member (excluding chair) retainer	$1,500 per quarter
Annual restricted stock grant (each April 1)	$200,000 restricted stock value (1)

(1)	The restrictions related to each annual restricted stock grant lapse with respect to 25% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for four consecutive quarters, subject to the continuous service of the director through each applicable date.

The term “independent directors” for purposes of our independent director compensation plan means each of our non-employee directors. The annual equity grants occur automatically on April 1 of each year, pursuant to the terms of the RealPage, Inc. 2010 Equity Incentive Plan (as amended and restated June 4, 2014), as further amended (the “2010 Equity Incentive Plan”).

On April 1, 2017, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive Plan, we issued 5,729 shares of our restricted common stock to each of Alfred R. Berkeley, III, Peter Gyenes, Scott S. Ingraham, Charles F. Kane, Jeffrey T. Leeds, and Jason A. Wright.

On April 1, 2018, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive Plan, we issued 3,843 shares of our restricted common stock to each of Alfred R. Berkeley, III, Peter Gyenes, Scott S. Ingraham, Charles F. Kane, Jeffrey T. Leeds, and Jason A. Wright.

Director Compensation Table for Year Ended December 31, 2017

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2017. The table excludes Stephen T. Winn, who is our Chief Executive Officer and who did not receive any compensation from us in his role as director in 2017.

DIRECTOR COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2017

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Total
Alfred R. Berkley, III	$51,000	$200,000	$251,000
Peter Gyenes	77,250	200,000	277,250
Scott S. Ingraham	63,000	200,000	263,000
Charles F. Kane	76,500	200,000	276,500
Jeffrey T. Leeds	57,000	200,000	257,000
Jason A. Wright	84,000	200,000	284,000

(1)	Equals 5,729 shares granted to each director in 2017. The number of shares granted was determined based upon the average of the closing market price of RealPage common stock on each of the 30 trading days immediately preceding the grant date. The value of each award as calculated pursuant to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 is $200,515. See Note 8 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of assumptions made in determining the grant date fair value of our stock option awards and restricted stock awards.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS.

Since January 1, 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Governance — Director Compensation,” “Executive Compensation — Compensation Discussion and Analysis,” and the following transaction. Ms. Glover’s sister in law has been a non-executive employee of RealPage since May 2011, and in such capacity receives annual compensation in excess of $120,000. Such employment terms were established by RealPage directly with Ms. Glover’s sister in law and are based upon market terms and not based upon Ms. Glover’s relationship with us.

Stock Options and Restricted Stock

Certain restricted stock grants to our non-employee directors are described in “Director Compensation.”

Certain stock option and restricted stock grants to our named executive officers (“NEOs”) are described in “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Compensation Tables — Outstanding Equity Awards at December 31, 2017” and “Executive Compensation — Compensation Tables — Supplemental Information Regarding Arrangements With Executive Officers — Employment Agreements.”

Employment Arrangements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers that include, among other things, compensation terms, provisions regarding payments upon termination in certain circumstances and confidentiality, non-competition and indemnification provisions. The employment agreements with our NEOs are described under “Executive Compensation — Compensation Tables — Supplemental Information Regarding Arrangements With Executive Officers — Employment Agreements.”

Other Relationships

There are no family relationships among any of our directors or executive officers.

Policies and Procedures for Related Party Transactions

Our Audit Committee is responsible for reviewing and approving in advance any related party transaction. Our Audit Committee has not adopted specific policies or guidelines relating to the approval of related party transactions. Our directors who are members of our Audit Committee determine whether to approve related party transactions in the exercise of their fiduciary duties as directors and members of our Audit Committee.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP

OWNERSHIP OF EQUITY SECURITIES OF REALPAGE

The following table sets forth information regarding ownership of our common stock by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and nominees for director;

•	each of our NEOs; and

•	all directors and executive officers as a group.

The amounts for our NEOs and executive officers and directors as a group and our significant stockholders are as of April 10, 2018, the Record Date, unless otherwise indicated in a footnote below (and in that case are based upon SEC filings made on behalf of such owners). Beneficial ownership in this table is determined in accordance with the rules of the SEC, and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes all shares of restricted stock and those shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after April 10, 2018. For purposes of calculating each person’s or group’s percentage ownership, unvested stock options exercisable within 60 days and all shares of restricted stock are included for that person or group, but not for any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of April 10, 2018. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Approximate Percentage of Common Stock Outstanding
5% Stockholders:
Stephen T. Winn and entities affiliated with Stephen T. Winn (2)			%
The Vanguard Group (3)	5,096,995		%
T. Rowe Price Associates Inc. (4)	4,404,058		%
Named Executive Officers, Directors and Nominees:
Stephen T. Winn (2)
W. Bryan Hill (5)
Andrew Blount (6)
William P. Chaney (7)
Ashley Glover (8)
Alfred R. Berkeley, III (9)
Peter Gyenes (10)
Scott S. Ingraham (11)
Charles F. Kane (12)
Jeffrey T. Leeds (13)
Jason A. Wright (14)
All executive officers and directors as a group (12 people) (15)			%

(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o RealPage, Inc., 2201 Lakeside Boulevard, Richardson, Texas 75082.

(2)	Represents shares held by Stephen T. Winn, of which are subject to forfeiture to us, shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Winn that are exercisable within 60 days after April 10, 2018, shares held by Seren Capital, Ltd., and shares held by Melinda G. Winn and Stephen T. Winn, as trustees of the Melinda G. Winn 2010 QTIP Trust. Stephen T. Winn is the sole manager and president of Seren Capital Management, L.L.C., which is the general partner of Seren Capital, Ltd. or the Seren Partnership and, by virtue of this relationship, has sole voting and dispositive power over the shares held by the Seren Partnership. Stephen T. Winn and Melinda G. Winn are trustees of the Melinda G. Winn 2010 QTIP Trust and share voting and dispositive power over the shares held by the Melinda G. Winn 2010 QTIP Trust.
(3)	Pursuant to a Schedule 13G/A filed February 12, 2018, represents 5,096,995 shares beneficially owned by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA. 19355. Vanguard has sole power to vote or direct to vote 113,872 shares, shared power to vote or direct to vote 12,500 shares, sole power to dispose or to direct the disposition of 4,975,323 shares and shared power to dispose of or to direct the disposition of 121,672 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 109,172 shares or 0.13% of the Common Stock outstanding of RealPage as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 17,200 shares or .02% of the Common Stock outstanding of RealPage as a result of its serving as investment manager of Australian investment offerings.
(4)	Pursuant to a Schedule 13G filed February 14, 2018, represents 4,404,058 shares beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”), 100 E. Pratt Street, Baltimore, MD 21202. Price Associates has sole power to vote or direct to vote 920,086 shares and sole power to dispose or to direct the disposition of 4,404,058 shares.
(5)	Includes shares subject to forfeiture to us and shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Hill that are exercisable within 60 days after April 10, 2018.
(6)	Includes shares subject to forfeiture to us held by Mr. Blount, and shares held by Mr. Blount’s daughter.
(7)	Includes shares subject to forfeiture to us and shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Chaney that are exercisable within 60 days after April 10, 2018.
(8)	Includes shares subject to forfeiture to us held by Ms. Glover.
(9)	Includes shares subject to forfeiture to us, shares held jointly by Alfred R. Berkeley III and Muriel Van Dusen Berkeley as tenants in entirety and held by Muriel Van Dusen Berkeley and Richard M. Berkeley, as Trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009, or the Berkeley Family Trust. Muriel Van Dusen Berkeley and Richard M. Berkeley are the trustees of the Berkeley Family Trust and share voting and dispositive power over the shares held by the Berkeley Family Trust. By virtue of his relationship with his spouse, Muriel Van Dusen Berkeley, Alfred R. Berkeley may be deemed to share voting and dispositive power over the shares held by the Berkeley Family Trust.
(10)	Includes shares subject to forfeiture to us and shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Gyenes that are exercisable within 60 days after April 10, 2018.
(11)	Includes shares subject to forfeiture to us.
(12)	Includes shares subject to forfeiture to us.
(13)	Includes shares subject to forfeiture to us.
(14)	Includes shares subject to forfeiture to us.
(15)	Consists of shares held of record by our directors and executive officers, which includes shares subject to forfeiture to us, shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days after April 10, 2018 and shares held by entities over which our directors and executive officers may be deemed to have voting or dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of the Record Date.

Name of Executive Officer	Age	Position
Stephen T. Winn	71	Chairman of the Board of Directors, Chief Executive Officer, President and Director
W. Bryan Hill	51	Executive Vice President, Chief Financial Officer and Treasurer
Andrew Blount	44	Executive Vice President, Chief Innovation Officer
William P. Chaney	47	Executive Vice President, Chief Product Officer
Ashley Glover	46	Executive Vice President and Chief Operating Officer
David G. Monk	51	Executive Vice President, Chief Legal Officer and Secretary

Executive Officers

Stephen T. Winn serves as our Chairman of the Board, Chief Executive Officer and President, and is a member of our Board. See “Governance — Incumbent Directors Whose Terms Of Office Continue After The Annual Meeting” for additional information with respect to Mr. Winn.

W. Bryan Hill has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2014. Mr. Hill previously served as our Senior Vice President-Finance from May 2007 to May 2014 with responsibilities including investor relations, credit facility management, financial planning and analysis, internal reporting, merger and acquisition support, product pricing control and billing. Mr. Hill previously served as Senior Vice President and Chief Accounting Officer of formerly publicly traded Dyncorp International, Inc. (acquired by Cerberus Capital Management in 2010), a provider of outsourced services to civilian and military government agencies, from August 2005 to April 2007. From April 2000 to August 2005, Mr. Hill held the position of Vice President and Chief Accounting Officer and various other financial management positions at SourceHov LLC, a document and information outsourcing solution provider. Mr. Hill received his B.B.A. from Texas Christian University and has been a Certified Public Accountant in the State of Texas since 1996.

Andrew Blount has served as our Executive Vice President, Chief Innovation Officer since January 2018, where he manages innovation of new products and services. Mr. Blount also served as Executive Vice President, Consumer Solutions from March 2017 until January 2018, where he managed product development for all prospect and resident-facing solutions. Mr. Blount also served as our Group Vice President of Consumer Solutions from December 2015 until March 2017 and as a consultant to us from December 2004 through December 2015 to provide services for development and assessment of software and websites. Mr. Blount served as the founder and CEO of Realhound.com, a commercial real estate software company, from November 2004 until December 2015. Mr. Blount developed and launched several successful ventures and served as a consultant for many large companies, including CB Richard Ellis, Fannie Mae and AT&T. Mr. Blount developed an application named Portfolio designed to provide business intelligence for multifamily owners and managers, which RealPage purchased in June 2002. Mr. Blount also served as a city councilman from December 2012 until December 2016 and also as mayor from December 2013 until December 2016 of the City of Laguna Hills, California. Mr. Blount is a member of the National Multifamily Housing Council and National Apartment Association.

William P. Chaney has served as our Executive Vice President, Chief Product Officer since January 2018 leading the Company’s product management, development and information technology. With his extensive experience in our enterprise solution offerings, Mr. Chaney served as our Executive Vice President, Enterprise Solutions from August 2012 until January 2018 where he led the Resident Management, Property Management and Leasing & Marketing product divisions as well as shared services for Contact Center, RealPage Exchange, Product Development and Information Technology. Previously he served as President, OneSite and Velocity from 2009 to August 2012 and managed all aspects of RealPage’s property management, resident billing, invoicing, payments, and infrastructure businesses. Mr. Chaney also previously served as our Senior Vice President of product management, leading the payment services team responsible for RealPage’s integrated web-based payment processing solution. Prior to joining RealPage, Mr. Chaney served as group president of Jack Henry & Associates Enterprise Payment Solutions from October 2004 to June 2008 and CEO of Select Payment Processing from August 1999 to October 2004. Mr. Chaney received his B.S. in computer science from Texas Christian University.

Ashley Glover has served as our Executive Vice President, Chief Operating Officer since January 2018. Ms. Glover manages international operations and customer acquisition, assimilation and retention organizations. Ms. Glover served as our Executive Vice President and Chief Revenue Officer from August 2016 until January 2018. Ms. Glover served as a consultant in real estate investment, operations, and strategy in the US and Europe from January 2014 to July 2016. Ms. Glover served as our Executive Vice President, Chief Sales and Marketing Officer from February 2012 to December 2013 and previously served as our Executive Vice President, Multifamily Solutions from January 2010 to February 2012, as our Executive Vice President, Resident Solutions from April 2009 to January 2010 and as our Senior Vice President, Velocity Utility and Billing Services, from March 2005 until April 2009. From November 2004 through early March 2005, Ms. Glover served in a consulting capacity for us in conjunction with our acquisition of The Pleco Group, LLC. From August 1995 to July 1997 and again from August 1999 to July 2003, Ms. Glover handled both international and domestic assignments for McKinsey & Company. Ms. Glover received her B.S. in computer science from Southern Methodist University and her M.B.A. from Harvard University.

David G. Monk has served as our Executive Vice President, Chief Legal Officer and Secretary since January 2016. Mr. Monk is responsible for management of our legal department and compliance operations. Mr. Monk previously served as our Senior Vice President, Chief Legal Officer and Secretary from May 2015 through January 2016, and as Senior Vice President and Deputy General Counsel from June 2010 through April 2015. Prior to joining us, Mr. Monk was a partner in private practice with the international law firm Baker Botts L.L.P., where he practiced from October 1992 to June 2010 and represented clients on a variety of matters including mergers and acquisitions, securities offerings, SEC compliance, corporate governance, technology and outsourcing transactions, and general corporate matters. Mr. Monk received his B.B.A. in finance from Texas A&M University and his J.D. from Southern Methodist University’s Dedman School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or “CD&A,” describes our executive compensation program for 2017. In particular, this CD&A explains how the Compensation Committee of our Board made 2017 compensation decisions for the following named executive officers, or “NEOs”, for the fiscal year ended December 31, 2017, who include our principal executive officer, principal financial officer, and each of the three most highly compensated executive officers other than our principal executive officer and principal financial officer. This CD&A also describes decisions made by our Compensation Committee related to compensation that applies to the NEOs for 2018.

Name	Title	Officer Role
Stephen T. Winn	Chairman, President and Chief Executive Officer	Principal executive officer and principal operating officer; NEO
W. Bryan Hill	Executive Vice President, Chief Financial Officer and Treasurer	Principal financial officer; principal accounting officer; NEO
Andrew Blount	Executive Vice President, Chief Innovation Officer	NEO
William P. Chaney	Executive Vice President, Chief Product Officer	NEO
Ashley Glover	Executive Vice President, Chief Operating Officer	NEO

This CD&A should be read together with the compensation tables and related disclosures that follow this discussion.

Compensation Philosophy and Objectives

Our philosophy is to provide a compensation opportunity to each of our NEOs that is commensurate with his or her position and experience, provide incentives for the NEO to meet and exceed challenging but reasonably attainable short-term and long-term corporate objectives as determined by our Board and align the NEOs’ incentives with the long-term interests of our stockholders. Additionally, our executive compensation program is intended to provide significant motivation for each of our NEOs to remain employed by us unless and until we determine that retention of the NEO is no longer in accord with our corporate objectives. Our Compensation Committee has also reviewed with management the design and operation of our incentive compensation arrangements for all employees and concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are appropriate and do not encourage inappropriate risk taking or risk taking that is likely to have a material adverse effect on us.

Based on this philosophy, the primary objectives of our Board and Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate skilled and knowledgeable executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives; and

•	align the incentives of the NEOs with the creation of value for our stockholders.

To achieve these objectives, our Compensation Committee periodically evaluates our executive compensation program with the goal of establishing compensation opportunities at levels our Compensation Committee believes to be competitive with those of our designated peer group companies. Additionally, we design our executive compensation program to tie a portion of each NEO’s overall cash compensation to key strategic, financial and operational goals set by our Board.

Compensation Decision-Making Process

Our Compensation Committee is responsible for overseeing and approving our executive compensation program. Our Compensation Committee currently consists of Alfred R. Berkeley, III, Peter Gyenes, Charles F. Kane, and Jason A. Wright. Mr. Gyenes has been appointed to serve as the Chairman of our Compensation Committee. Our Board has determined that each member of our Compensation Committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. For a discussion of the specific responsibilities of our Compensation Committee, see “Governance — Board and Committee Governance — Board Committees.”

Our Compensation Committee makes base salary, cash bonus and long-term incentive compensation recommendations for our Chief Executive Officer, based upon his performance and contributions to achieving our overall corporate objectives. Our Chief Executive Officer is not present during deliberations or voting by the Compensation Committee regarding his performance goals, performance evaluation or compensation level, and he abstains from voting on matters where our Board acts on our Compensation Committee’s recommendations regarding his compensation.

For purposes of determining compensation levels for our Chief Executive Officer, our Compensation Committee considers our overall achievement of corporate objectives, Company performance, the performance and individual contributions of our Chief Executive Officer, public company proxy data, survey group market data, advice from an independent executive compensation consultant, our Chief Executive Officer’s equity ownership and our Compensation Committee members’ own experience in compensation-related matters.

With respect to our other NEOs, our Chief Executive Officer makes base salary, cash bonus and long-term incentive compensation recommendations to our Compensation Committee based on the NEO’s level of responsibility, performance and contribution to achieving our overall corporate objectives. Our Compensation Committee also considers Company performance, public company proxy data, survey group market data, information received from our Compensation Committee’s compensation consultant, each NEO’s equity ownership and our Compensation Committee members’ own experience in compensation-related matters. Our Compensation Committee considers the Chief Executive Officer’s input but retains complete authority to approve all compensation related decisions for our NEOs.

Our Compensation Committee also considers the results of the advisory “say-on-pay” vote by our stockholders. Our last say-on-pay vote was at our 2017 annual stockholders’ meeting, where approximately 92% of the votes cast were voted to approve the executive compensation program described in our 2017 proxy statement. Our Compensation Committee will review the results of our say-on-pay vote at our 2018 annual stockholders’ meeting and will continue to consider the outcome of stockholder advisory votes on executive compensation when making future decisions relating to the compensation of our NEOs and our executive compensation programs and policies. Our Compensation Committee also continues to consider the alignment of NEO incentives with the long-term interests of our stockholders. In its compensation decisions in 2017 and 2018, our Compensation Committee continued to place emphasis on performance-based components, including market-based restricted stock and performance-based cash compensation, as described in this Proxy Statement. Our Compensation Committee structures performance-based cash and equity incentives to align directly with Company performance. Market-based long-term incentive awards do not vest if their share price targets are not achieved, and cash-based performance incentives are not earned if certain targets are not achieved. On an ongoing basis we also engage with our stockholders regarding various matters including executive compensation and corporate governance.

For purposes of evaluating compensation levels for 2017 and 2018, our Compensation Committee also considered competitive market benchmarking data as described in “Executive Compensation — Compensation Discussion and Analysis — Competitive Positioning.”

Competitive Positioning

Competitive market data is an important component in determining the amount of each element of compensation for each of our NEOs. While actual compensation reflects our performance, our goal is for total target compensation, including each element of compensation, to be at or around the median target compensation for executives with similar positions in the 2017 Peer Group as described below. We incorporate flexibility into our compensation programs and into the assessment process to respond to changing business needs, and to take into consideration individual performance, including the relative complexity and strategic importance of specific roles.

Our Compensation Committee utilizes Pearl Meyer & Partners, LLC, or “PM”, an executive compensation consulting firm, to provide advice regarding the structure of executive compensation as well as competitive data on base salary, target total cash compensation and long-term incentives. In addition, our Compensation Committee reviews the total compensation package for each NEO from the perspective of target total direct compensation, which includes base salary, total annual cash incentive plan and the value and structure of the long-term incentive award.

Pursuant to its charter, our Compensation Committee has the authority to select and retain independent advisors and counsel to assist with carrying out its duties and responsibilities, and we have provided appropriate funding to our Compensation Committee to engage outside consultants from time to time, to conduct market reviews of our executive compensation program and philosophy in order to assess the competitiveness of our program.

Our Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM is independent in providing executive compensation consulting services. Our Compensation Committee conducted a specific review of its relationship with PM in 2017 and determined that PM’s work for the committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (the “Dodd-Frank Act”), and by the SEC and NASDAQ. PM reports directly to our Compensation Committee Chair, takes direction from our Compensation Committee, and does not provide RealPage with any services other than the services provided at the request of our Compensation Committee. Our Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

In the first quarter of 2017, our Compensation Committee engaged PM to conduct an independent market review of our executive compensation program. PM used public company proxy data and survey market data references to compare our total compensation practices for our executives to those in our market:

•

2017 Peer Group. Publicly available data for a competitive peer group of 17 publicly traded companies similar to us with respect to industry, revenue size and business model, with median revenue and market capitalization size equal to $634 million and $3.8 billion, respectively, as of December 31, 2016, and

•	Survey Group. Technology industry companies similar to us in revenue size included in published surveys (Radford Global Technology Survey).

The 2017 Peer Group for this analysis was developed in consultation among our Compensation Committee, our management team and PM and consisted of the following organizations:

Aspen Technology, Inc.	Medidata Solutions, Inc.
athenahealth, Inc.	NetSuite Inc.
Blackbaud Inc.	Splunk Inc.
Bottomline Technologies Inc.	SS&C Technologies Holding Inc.
CoStar Group Inc.	Synchronoss Technologies
Guidewire Software, Inc.	The Ultimate Software Group, Inc.
Interactive Intelligence Group Inc.	TiVo Corporation
LogMeIn, Inc.	Tyler Technologies, Inc.
Manhattan Associates, Inc.

We periodically review our peer group to confirm that the roster of companies remains appropriate for external benchmarking in light of external merger and acquisition activity and our own business evolution. In the first quarter of 2017, we removed Constant Contact, Inc., Epiq Systems, Inc., HomeAway, Inc., Qlik Technologies, Inc. and SolarWinds Inc. from our peer group in recognition that these companies were no longer independently traded companies following merger and acquisition activity. We removed Ebix Inc. as we determined it was no longer an appropriate peer with respect to revenue size. We added Aspen Technology, Inc., Manhattan Associates, Inc., Splunk Inc. and TiVo Corporation to the 2017 peer group.

PM benchmarked our executive compensation levels, including base salaries, performance-based cash bonuses and long-term equity incentive awards, to those of other executives in the 2017 Peer Group. The PM report indicated that pay levels on average for target cash compensation (base salary plus target bonus) were competitive and close to the market median, while long-term incentive value compensation was somewhat higher, also taking into account a larger new-hire grant in 2017 for Ms. Glover. Compensation levels varied by executive role and among the peer group companies, and our total compensation pay levels including long-term incentives were at or within a 15% range of the market median for their comparative pay levels, with amounts varying by role. Based upon the peer group data and the competitive analysis performed by PM, we believe our total compensation levels are competitive with our peer group, and long-term incentive compensation is generally weighted more toward performance-based compensation than that of our peers, in particular with respect to long-term incentive compensation for our Chief Executive Officer, which is based solely upon our performance.

In February 2018, PM also performed a CEO pay-for-performance assessment. Our Compensation Committee reviewed the pay structure for our Chief Executive Officer and determined that Mr. Winn’s compensation is structured to promote alignment with our stock performance, and in particular long-term incentives are predicated upon achievement of stock price targets associated with stock price appreciation. In performing this assessment, PM evaluated our Chief Executive Officer’s compensation targets against the 2017 Peer Group.

2017 Elements of Executive Compensation

During 2017, the compensation of our NEOs included the following components:

•	Base Salaries

•	Performance-Based Cash Bonuses

•	Long-Term Equity Incentive Awards (Market-Based Restricted Stock for all NEOs, and Time-Based Restricted Stock for NEOs other than Mr. Winn)

•	Benefits and Other Compensation

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all of our NEOs. Base salaries for our NEOs typically have been negotiated as a part of the employment agreements with our NEOs at the outset of employment. From time to time, consistent with our executive compensation program objectives, base salaries for our NEOs, together with other components of compensation, are evaluated for adjustment by our Compensation Committee based on an assessment of the overall achievement of corporate objectives, each NEO’s sustained performance and compensation trends in our industry. Each NEO’s employment agreement requires that his or her base salary be reviewed no less frequently than annually; however, none of our NEOs has an employment agreement that provides for automatic or scheduled increases in base salary.

In addition to the factors described above, the base salary for our Chief Executive Officer takes into account Mr. Winn’s equity ownership in RealPage and his continuing contributions as the founder of RealPage.

In February 2017, our Compensation Committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2017. Based on the considerations described above in “Executive Compensation — Compensation Discussion and Analysis — Compensation Decision-Making Process,” our Compensation Committee approved base salaries for Mr. Winn, Mr. Hill, Mr. Blount, Mr. Chaney and Ms. Glover, each effective as of March 1, 2017, as outlined below.

Name	2016 Base Salary	2017 Base Salary	% Change	Rationale
Stephen T. Winn	$550,000	$625,000	13.6%	Merit and market adjustment
W. Bryan Hill	$400,000	$425,000	6.3%	Merit
Andrew Blount	N/A	$365,000	N/A	N/A
William P. Chaney	$385,000	$400,000	3.9%	Merit
Ashley Glover	$385,000	$400,000	3.9%	Merit

Performance-Based Cash Bonuses

Our Chief Executive Officer’s performance-based cash bonus in 2017 was provided under the terms of a separate plan approved by our stockholders designed to qualify payments as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “162(m) Qualified MIP”). During 2017, Mr. Winn’s financial performance targets under the 162(m) Qualified MIP were based on our achievement of financial performance objectives, including non-GAAP total revenue and adjusted EBITDA targets, and an assessment of our Chief Executive Officer’s individual performance. The 162(m) Qualified MIP requires that the performance bonus, up to the maximum potential, is funded only if we achieve minimum target non-GAAP total revenue and adjusted EBITDA levels. The actual bonus for Mr. Winn is determined based on Compensation Committee evaluation of performance against the 162(m) Qualified MIP performance criteria. In February 2017, our Compensation Committee approved the continued participation by Mr. Winn in our 162(m) Qualified MIP for 2017, and Performance Goals (as defined in the 162(m) Qualified MIP) related to such plan for 2017. The target bonus for Mr. Winn for 2017 under the 162(m) Qualified MIP was 100% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus.

In 2017, our NEOs other than Mr. Winn participated in our annual non-equity management incentive plans, which also apply to our other senior managers. Our annual management incentive plans are intended to provide cash compensation to our other NEOs and senior managers for their contribution to the achievement of our strategic, operational and financial objectives. Our other NEOs earn amounts under our management incentive plans based on our achievement of financial performance objectives, including non-GAAP total revenue and adjusted EBITDA targets and an assessment of the NEO’s individual performance. In February 2017, our Compensation Committee approved the 2017 Management Incentive Plan (the “2017 MIP”), which outlines overall corporate objectives for the fiscal year in addition to establishing guidelines for calculating management incentive plan bonuses in the event that performance objectives are partially achieved or exceeded. The financial performance objectives for the 2017 MIP were identical to those under the 162(m) Qualified Plan. In assessing an executive’s individual performance, we consider the executive’s level of job responsibilities, the prior performance of the executive, the executive’s experience and tenure, compensation of the other RealPage executive officers and the expected future contributions of the executive.

Participants in the 2017 MIP may receive a quarterly payout on a proportional basis based on progression towards the annual achievement of performance objectives for the 2017 MIP. The full-year annual cash bonuses paid to participants under our 2017 MIP with respect to a particular fiscal year are adjusted at year end based on actual achievement of both financial and individual performance objectives.

The 2017 MIP target bonus for each of Mr. Hill, Mr. Blount, Mr. Chaney, and Ms. Glover was 50% of such NEO’s base salary with a maximum bonus potential of 200% of such NEO’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of such NEO’s target bonus.

For each of Mr. Winn, Mr. Hill, and Mr. Chaney, the 2017 performance targets for non-GAAP total revenue, adjusted EBITDA and individual performance ratings were weighted 30%, 45% and 25%, respectively. For Mr. Blount and Ms. Glover, the 2017 performance targets for non-GAAP total revenue, adjusted EBITDA, and individual performance ratings were weighted 45%, 30% and 25%, respectively.

The minimum targets for non-GAAP total revenue and adjusted EBITDA for 2017 were increased significantly from the actual results achieved on such measures in 2016, to reflect the growth of our business. The table below summarizes the minimum, target and maximum performance level and the actual results for each performance measure for 2017.

Measure	Minimum	Target	Maximum	Achievement
	(in millions)
Non-GAAP Total Revenue	$668.1	$685.4	$702.6	$677.44
Adjusted EBITDA	$157.7	$165.1	$172.4	$166.86

The performance metrics employed in the 162(m) Qualified MIP and 2017 MIP are adjusted from total revenue and EBITDA metrics calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) as follows:

Non-GAAP Total Revenue. We define this metric as total GAAP revenue plus acquisition-related and other deferred revenue adjustments.

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), plus (1) acquisition-related and other deferred revenue adjustments, (2) depreciation, asset impairment, and the loss on disposal of assets, (3) amortization of intangible assets, (4) acquisition-related expense (income), (5) costs arising from the Hart-Scott-Rodino review process for our acquisitions, (6) interest expense, net, (7) income tax expense (benefit), (8) headquarters relocation costs, and (9) stock-based expense. We believe that investors and financial analysts find this non-GAAP financial measure to be useful in analyzing our financial and operational performance, comparing this performance to our peers and competitors, and understanding our ability to generate income from ongoing business operations.

As a result of the calculations described above, our Compensation Committee determined that 2017 performance objectives were achieved and directed payments of the following bonuses to our NEOs pursuant to the 162(m) Qualified Plan or the 2017 MIP.

Executive	Target Bonus	Actual Bonus	Actual Bonus as a Percent of Target Bonus
Stephen T. Winn	100%	$750,000	122.4%
W. Bryan Hill	50%	258,984	123.1%
Andrew Blount	50%	181,592	100.0%
William P. Chaney	50%	225,796	113.6%
Ashley Glover	50%	244,031	122.8%

Long-Term Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our NEOs. In 2017, the equity awards to our NEOs consisted of restricted stock awards. We believe that equity-based compensation in the form of restricted stock awards provides our NEOs with a direct interest in our long-term performance, creates an ownership culture and aligns the interests of our NEOs and our stockholders.

In providing long-term incentives for our Chief Executive Officer, our Compensation Committee granted to Mr. Winn 100% performance-based equity incentives in the form of market-based restricted stock awards that become eligible to vest only if the trading price of our common stock rises to specified levels and exceeds those levels for a 20-day trading period. The stock price targets require significant stock price increases in order to vest, and thus are tied directly to our market performance. The market-based awards have eligibility and vesting terms based upon a target performance level, with lower vesting possible at a threshold level, and maximum vesting possible at a higher performance level. Once the applicable performance level are achieved, the associated portion of the award becomes eligible to vest in quarterly installments over a one-year period. The target payout amount for such award is 66.7% of the total number of shares issued, maximum payout is 100% of the total number of shares issued, and the threshold, target and maximum achievement levels, require a 25%, 35% and 50% increase, respectively, in our stock price in order to achieve at each such performance level. The stock price targets must be achieved over a period of 20 consecutive trading days, which we believe is an appropriate time period because it is a significant and sustained period of time. Once shares become eligible to vest under such award, they also contain an additional retentive time-based component, whereby such shares vest in quarterly increments over a one-year period thereafter (subject to acceleration of vesting on July 1, 2020 for any then-unvested shares that became eligible to vest prior to that date). Our Compensation Committee views these market-based restricted stock awards as directly linking achievement of our performance and stock price to our Chief Executive Officer’s long-term incentive compensation, and thus they are “pay for performance” compensation having value only if the stock price increases to the target.

In February 2017, our Compensation Committee granted to the NEOs other than Mr. Winn a combination of market-based and time-based restricted stock awards. The market-based restricted stock awards had the same performance criteria as those for Mr. Winn described above.

The time-based awards of restricted stock granted to our NEOs other than Mr. Winn in 2017 vest quarterly over a three-year period, subject to continued service to the Company. We believe that the three-year vesting period furthers our objective of executive retention as it provides an incentive to our executives to remain in our employ during the vesting period, and is consistent with competitive practice among our peers.

Our Compensation Committee typically grants equity awards to Mr. Winn and our other NEOs annually during the first quarter of the year, in connection with its annual review of our executive and employee compensation program, generally, and its assessment of achievement of prior-year performance targets for payments of cash bonuses under our management incentive plans as described under “Executive Compensation — Compensation Discussion and Analysis — 2017 Elements of Executive Compensation — Performance-Based Cash Bonuses.”

In determining the value of the equity grants for our Chief Executive Officer in 2017, our Compensation Committee considered comparative data for both the size of annual equity awards and total equity ownership of Chief Executive Officers employed by companies in our 2017 Peer Group, our overall achievement of corporate objectives, the Chief Executive Officer’s individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the Chief Executive Officer, and the vesting of previous awards. In determining the value of equity grants to our NEOs other than our Chief Executive Officer in 2017, our Compensation Committee considered comparative data for both the size of annual equity awards and total equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the applicable NEO’s achievement of individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the NEO, the vesting of previous awards, and the recommendations of our Chief Executive Officer.

The amount and terms of the stock options and restricted stock we granted to our NEOs in 2017 are more fully described under “Executive Compensation — Compensation Tables — Grants of Plan-Based Awards.”

Benefits and Other Compensation

Our NEOs are eligible to participate in broad-based employee benefit plans, which are provided to all eligible U.S.-based employees. These plans include a group medical program, a group dental program, life insurance, disability insurance, flexible spending accounts and a 401(k) retirement savings plan. Additional benefit programs offered to our NEOs and all full-time U.S.-based employees include programs for job-related educational assistance, group term life insurance equivalent to 1.5 times an employee’s annual base salary up to a $600,000 maximum, and an employee assistance program. Our NEOs are also entitled to receive reimbursement for up to $3,500 per year for medical benefits to be used toward preventative medical expenses, including annual physical examinations.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees, including executive officers, and are necessary to attract and retain qualified individuals for those roles.

Perquisites

We believe that cash and equity compensation are the two key components in attracting and retaining management talent and therefore do not provide any additional perquisites to our NEOs.

2018 Compensation Determinations

In February 2018, our Compensation Committee performed a competitive assessment and evaluated the elements of our executive compensation program and the performance of RealPage and each of the NEOs in 2017. Our Compensation Committee also reviewed a revised 2018 Peer Group of 15 companies. In the first quarter of 2018, we removed Interactive Intelligence Group Inc. and NetSuite Inc. from our peer group in recognition that these companies were no longer independently traded companies following merger and acquisition activity. As in 2017, the peer group for 2018 compensation was used in combination with other survey data to analyze compensation trends. See “Executive Compensation — Compensation Discussion and Analysis — Competitive Positioning.” In February 2018, our Compensation Committee approved the following elements of compensation for each of the NEOs for 2018.

Base Salaries

In February 2018, our Compensation Committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2018. Based on the considerations described above in “Executive Compensation — Compensation Discussion and Analysis — Compensation Decision-Making Process,” our Compensation Committee approved the following base salaries to be effective as of March 1, 2018:

Name	2018 Salary
Stephen T. Winn	$650,000
W. Bryan Hill	$430,000
Andrew Blount	$365,000
William P. Chaney	$410,000
Ashley Glover	$425,000

Performance-Based Cash Bonuses

In February 2018, our Compensation Committee approved the participation by Mr. Winn and our other NEOs in the 2018 MIP. The 2018 target bonus under the 2018 MIP for Mr. Winn is 100% of his base salary with a maximum bonus potential of 200% of target bonus for achieving financial and individual performance objectives in excess of the targets, and a minimum bonus potential of 0% of Mr. Winn’s target bonus. The 2018 MIP target bonus for Mr. Hill is 60%, for Mr. Chaney and Ms. Glover is 55% and for Mr. Blount is 50% of such NEO’s base salary with a maximum bonus potential of 200% of such NEO’s target bonus for achieving financial and individual performance objectives in excess of the targets, and a minimum bonus potential of 0% of such NEO’s target bonus.

The performance metrics for our NEOs under the 2018 MIP will consist of the following:

•	Non-GAAP total revenue;

•	Adjusted EBITDA; and

•	Individual performance ratings.

Long-Term Equity Incentive Awards

In February 2018, our Compensation Committee approved grants to Mr. Winn consisting of 100% performance-based equity incentives in the form of market-based restricted stock awards that become eligible to vest only if the trading price of our common stock rises to specified levels and exceeds those levels for a 20-day trading period. Similar to the 2017 awards, the stock price targets require significant price increases in order to become eligible to vest, and thus are tied directly to our performance. The market-based awards have eligibility and vesting terms based upon a target performance level, with lower vesting possible at a threshold level, and maximum vesting possible at a higher performance level. Once the applicable performance levels are achieved, the associated portion of the award becomes eligible to vest in quarterly installments over a one-year period. The amounts reflected below are the maximum payout amounts that would be achieved upon reaching the maximum market achievement level. The target payout amounts are 50% of the maximum amounts set forth in the table, and the threshold, target, exceed and maximum achievement levels require a 25%, 37.5%, 50% and 75% increase, respectively, in our stock price in order to achieve at each such performance level. In February 2018, our Compensation Committee also approved grants of a combination of market-based and time-based restricted stock awards to each of the NEOs other than Mr. Winn. The market-based awards granted to the other NEOs had the same four-tier achievement requirements as those awarded to Mr. Winn. The time-based awards of restricted stock granted to our NEOs other than Mr. Winn in 2018 vest quarterly over a three-year period, subject to continued service to the Company. The total awards (based on maximum payout percentages with respect to the market-based awards) were as follows:

2018 GRANTS FOR PLAN BASED AWARDS

Name	Shares of Restricted Stock (Market Based)	Shares of Restricted Stock (Time Based)
Stephen T. Winn	270,992	—
W. Bryan Hill	45,172	22,585
Andrew Blount	30,792	15,395
William P. Chaney	36,952	18,475
Ashley Glover	41,060	20,530

Other Executive Compensation Considerations

Trading Controls and Hedging, Short Sale and Pledging Policies under our Insider Trading Policy

All employees, including our NEOs, directors and agents of RealPage are required to receive permission from us and certify they are not in possession of any non-public material inside information prior to entering into any transactions in our securities, including, but not limited to, gifts, grants and transactions involving derivatives. Generally, trading is permitted only during announced trading periods. Employees who are subject to trading restrictions, including our NEOs, may enter into trading plans under Rule 10b5-1 of the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by us. Any employee, including any executive officer or affiliate bears full responsibility if he or she violates our policy by permitting shares to be bought or sold without preapproval or when trading is restricted. All of our employees, including our executive officers, directors and agents are prohibited from pledging our securities or from entering into hedging and short sale transactions with respect to our securities pursuant to our Insider Trading Policy.

Clawback Provisions

Equity awards granted to our NEOs under our 2010 Equity Incentive Plan contain provisions under which the executives may be required to forfeit equity awards or profits from equity awards if they engage in certain conduct including, but not limited to, violations of our policies. Awards granted under the 2010 Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the plan administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the plan administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property if it is determined that the participant violated non-compete, trade secret and confidentiality, or other provisions in the award agreement.

We intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act compliant clawback policy as soon as the SEC adopts rules that set forth the requirements for such clawback policies and as such rules become effective for us.

Executive Stock Ownership

Our Chief Executive Officer held approximately        % of our outstanding shares of common stock as of the Record Date. All other directors and executive officers also held shares as of the Record Date. See “Security Ownership.” Effective October 23, 2014, our Board adopted a Stock Ownership Guidelines Policy that suggests minimum stock ownership guidelines for our Chief Executive Officer. The minimum stock ownership target suggested by the guidelines is based on a multiple of five times the Chief Executive Officer’s annual base salary. This policy also suggests that our Chief Executive Officer achieve the suggested minimum stock ownership target within three years of the adoption of such guidelines with respect to our current Chief Executive Officer or three years following appointment with respect to any successor. Our Chief Executive Officer’s stock ownership exceeds the suggested minimum stock ownership threshold.

Severance and Change in Control Benefits

Our employment agreements with our NEOs provide for payments and other benefits in the event of termination of employment in certain circumstances. For a description of these payments and other benefits, see “Executive Compensation — Potential Payments on Termination or Change in Control” and “Executive Compensation — Compensation Discussion and Analysis — 2017 Elements of Executive Compensation — Amendment of Employment Agreement for Chief Executive Officer.”

We believe that these severance arrangements help us to attract and retain key management talent in an industry where there is significant competition for management talent. We believe that entering into these agreements helps the NEOs maintain continued focus and dedication to their assigned duties and helps maximize stockholder value. The terms of these agreements were determined after review by our Compensation Committee of our retention goals for each NEO, as well as analysis of market data, similar agreements established by our Select Peer Group and applicable law.

Tax and Accounting Considerations

Prior to the passage of the Tax Cuts and Jobs Act discussed below, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction for certain compensation in excess of $1.0 million per year paid by a publicly held company to its chief executive officer or any of its three other most highly paid executive officers (other than the company’s chief financial officer). Qualifying performance-based compensation was not subject to the deduction limitation if specified requirements were met. We generally intended to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remained tax deductible to us. Amounts paid under our compensation programs may be determined not to so qualify. We adopted the 162(m) Qualified MIP, which was approved by our stockholders at the 2014 annual meeting, to attempt to qualify payments made under that plan as deductible “performance-based compensation” for purposes of Section 162(m). We also structured the performance-based restricted stock awards with market based vesting to our NEOs in 2016 and 2017 to qualify as deductible “performance-based compensation” for purposes of Section 162(m). We do not guarantee that any executive compensation intended to qualify as deductible performance-based compensation under Section 162(m) so qualifies.

The Tax Cuts and Jobs Act, which became law on December 22, 2017, generally eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on November 2, 2017. To date, the IRS has not issued guidance interpreting the Tax Cuts and Jobs Act.

COMPENSATION COMMITTEE REPORT*

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, our Compensation Committee recommended to our Board that the CD&A be included in our Proxy Statement.

Respectfully Submitted,

Peter Gyenes, Chairman
Alfred R. Berkeley, III
Charles F. Kane
Jason A. Wright

*	The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporates this Compensation Committee Report by express reference therein.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our “median employee” and that of our CEO, Mr. Stephen T. Winn. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with these new pay ratio disclosure rules.

For fiscal year 2017, our last completed fiscal year:

•	The estimated median of the annual target total compensation of all our employees, excluding our CEO, was $41,288.

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $9,143,250.

•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of employees was 194 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•

We selected December 31, 2017 as the date upon which we identified the median employee. We compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the United States.

•

We identified the “median employee” by taking all employees on this list, excluding the CEO, and ranking them based on target annual total compensation during the 2017 fiscal year as a consistently applied compensation measure.

•

After identifying the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $47,191.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are set forth in “Governance — Board and Committee Governance — Board Committees.” None of the members of our Compensation Committee is an officer or employee of RealPage, was an officer or employee of RealPage during 2017, or was formerly an officer of RealPage. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of our NEOs during the years ended December 31, 2017, December 31, 2016 and December 31, 2015. Additional information relevant to this table is set forth below at “Executive Compensation — Supplemental Information Regarding Arrangements with Executive Officers.”

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Stephen T. Winn Chairman, Chief Executive Officer and President	2017	$612,500	—	$7,771,813	$—	$750,000	$8,937	(4)	$9,143,250
	2016	541,667	—	4,916,459	—	746,197	18,366	(4)	6,222,689
	2015	500,000	—	3,953,250	—	521,076	7,838	(5)	4,982,164
W. Bryan Hill Executive Vice President, Chief Financial Officer and Treasurer	2017	420,833	—	2,812,940	—	258,984	6,702	(4)	3,499,459
	2016	395,000	—	1,899,902	—	272,075	6,267	(4)	2,573,244
	2015	365,000	158,698	655,087	601,712	190,193	4,338	(5)	1,975,028
Andrew Blount (6) Executive Vice President, Chief Innovation Officer	2017	362,500	—	2,301,498	—	181,592	5,777	(4)	2,851,367
William P. Chaney Executive Vice President, Chief Product Officer	2017	397,500	—	2,301,498	—	225,796	6,167	(4)	2,930,961
	2016	382,500	—	1,899,902	—	263,465	5,713	(4)	2,551,579
	2015	366,667	146,598	655,087	601,712	187,354	4,338	(5)	1,961,755
Ashley Glover (6) Executive Vice President, Chief Operating Officer	2017	397,500	—	1,150,949	—	244,031	6,167	(4)	1,798,647
	2016	145,856	—	2,078,489	—	87,050	2,554	(4)	2,313,949

(1)	Represents special bonuses for Mr. Hill and Mr. Chaney in recognition of their individual performance and achievement in 2015.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of assumptions made in determining the grant date fair value of our stock option awards and restricted stock awards.
(3)	Represents cash awards under our 162(m) Qualified MIP, 2017 MIP, 2016 MIP and 2015 Management Incentive Plan (as applicable).
(4)	For a breakdown of the components that comprise All Other Compensation for NEOs for 2017 and 2016, refer to the table entitled “2017 and 2016 All Other Compensation Detail” immediately below.
(5)	For 2015, represents (i) Company matching contributions under our 401(k) retirement savings plan in the amount of $4,338 for each NEO; and (ii) $3,500 for annual medical benefits to be used toward preventative medical expenses, including annual physical examinations, an available benefit to each NEO, except that Mr. Hill and Mr. Chaney did not elect to use this benefit in 2015.
(6)	Ms. Glover was not an NEO for the fiscal year 2015. Mr. Blount was not an NEO for the fiscal years 2016 or 2015.

2017 AND 2016 ALL OTHER COMPENSATION DETAIL

Name	Year	Registrant Contributions to Defined Contribution Plans (1)	Insurance Premiums (2)	Total
Stephen T. Winn	2017	$5,184	$3,753	$8,937
	2016	4,770	13,596	18,366
W. Bryan Hill	2017	5,184	1,518	6,702
	2016	4,770	1,497	6,267
Andrew Blount	2017	5,184	593	5,777
William P. Chaney	2017	5,184	983	6,167
	2016	4,770	943	5,713
Ashley Glover	2017	5,184	983	6,167
	2016	2,369	185	2,554

(1)	Represents Company matching contributions under our 401(k) retirement savings plan.
(2)	Represents group term life insurance premiums paid by us on behalf of each of our NEOs.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2017 to our NEOs. Additional information relevant to this table is set forth below at “Executive Compensation — Compensation Tables — Supplemental Information Regarding Arrangements with Executive Officers.”

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)	(k)	(l)
Stephen T. Winn	02/15/17	—	612,000	1,225,000	—	—	—		—	—	—	—
	03/02/17	—	—	—	—	275,955	275,955	(4)	—	—	—	7,771,813
W. Bryan Hill	02/15/17	—	210,417	631,250	—	—	—		—	—	—	—
	03/02/17	—	—	—	—	54,203	54,203	(4)	—	—	—	1,526,534
Andrew Blount	03/02/17	—	—	—	—	—	—		36,135	—	—	1,286,406
	02/15/17	—	181,250	543,750	—	—	—		—	—	—	—
	03/02/17	—	—	—	—	44,348	44,348	(4)	—	—	—	1,248,984
	03/02/17	—	—	—	—	—	—		29,565	—	—	1,052,514
William Chaney	02/15/17	—	198,750	596,250	—	—	—		—	—	—	—
	03/02/17	—	—	—	—	44,348	44,348	(4)	—	—	—	1,248,984
	03/02/17	—	—	—	—	—	—		29,565	—	—	1,052,514
Ashley Glover	02/15/17	—	198,750	596,250	—	—	—		—	—	—	—
	03/02/17	—	—	—	—	22,178	22,178	(4)	—	—	—	624,603
	03/02/17	—	—	—	—	—	—		14,785	—	—	526,346

(1)	Represents potential cash incentive awards at minimum, target and maximum levels, which are governed by our 162(m) Qualified MIP for Mr. Winn and 2017 MIP for all other NEO’s. The material terms of these annual incentive awards are discussed in this section under “Compensation Discussion and Analysis — 2017 Elements of Executive Compensation — Performance-Based Cash Bonuses.”
(2)	Each restricted stock award vests as to one-twelfth (1/12) of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the second calendar quarter following the date of grant, for 12 consecutive quarters. The unvested shares of restricted common stock subject to each restricted stock award are subject to forfeiture to us upon certain events. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of assumptions made in determining the grant date fair value of our stock option awards and restricted stock awards.
(4)	One-third (1/3) shares shall become eligible to vest if, prior to July 1, 2020, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds the target price of $38.05 per share, an additional one-third (1/3) shares shall become eligible to vest if, prior to July 1, 2020, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds the maximum price of $41.09 per share and an additional one-third (1/3) shares shall become eligible to vest if, prior to July 1, 2020, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds the maximum price of $45.66 per share (shares that become eligible to vest, if any, are referred to as “July 2020 Eligible Shares”). July 2020 Eligible Shares shall vest 25% per quarter over the year following the date they become July 2020 Eligible Shares beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the July 2020 Eligible Shares shall be fully vested on July 1, 2020, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of the Company (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of the Company’s common stock equal to or in excess of $38.05 per share with respect to the first tranche of shares, $41.09 per share with respect to the second tranche of shares and $45.66 per share with respect to the third tranche of shares, respectively.

SUPPLEMENTAL INFORMATION REGARDING ARRANGEMENTS WITH EXECUTIVE OFFICERS

The following information supplements the information provided in the Summary Compensation Table and the Grants of Plan-Based Awards Table set forth above.

Employment Agreements

Each of our NEOs was party to an employment agreement with us during 2017. We entered into amended and restated employment agreements (“Amended Employment Agreements”) with Mr. Winn, Mr. Hill and Mr. Chaney effective March 1, 2015. We also entered into employment agreements with Mr. Blount effective December 11, 2015, as amended January 4, 2016, and Ms. Glover effective August 3, 2016. On October 26, 2016, we entered into an amendment to an employment agreement with Mr. Winn. The following descriptions of the terms of the employment agreements with our NEOs are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Current Reports on Form 8-K which were filed with the SEC on March 5, 2015 and October 31, 2016, and as exhibits to our Quarterly Reports on Form 10-Q which were filed with the SEC on November 8, 2016 and May 8, 2017.

Stephen T. Winn

On February 27, 2015, we entered into an Amended Employment Agreement with Mr. Winn (the “Amended CEO Employment Agreement”), which became effective as of March 1, 2015, and replaced and superseded his prior employment agreement described below. The Amended CEO Employment Agreement sets a minimum base salary for Mr. Winn at $500,000 with a target annual bonus of 100% of his annual base salary as determined under the management incentive plan with performance criteria to be established by our Compensation Committee, and Mr. Winn is entitled to equity grants pursuant to the 2010 Equity Incentive Plan. Mr. Winn is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses, including travel by private aircraft for business purposes of up to $300,000 per year. Additionally, we make available to Mr. Winn all fringe benefits and perquisites that are made available to other senior executives. The Amended CEO Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Amended CEO Agreement) or in connection with a “Change in Control” of RealPage each of which is disclosed below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.” For a period of two years following the termination of Mr. Winn’s employment for any reason, Mr. Winn will be restricted from competing with RealPage and its affiliates and soliciting RealPage and its affiliates’ respective customers, licensees or employees. Our employment agreement with Mr. Winn also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

The Amended CEO Employment Agreement provides that payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in Mr. Winn receiving greater compensation and benefits on an after-tax basis. Mr. Winn’s employment agreement provides that, to the fullest extent permitted by law, we will indemnify Mr. Winn (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Mr. Winn is made a party by reason of performing his responsibilities as an officer or executive officer of RealPage or any of its subsidiaries, other than claims brought against Mr. Winn by any of his former employers.

On October 26, 2016, we entered into an amended and restated employment agreement with Mr. Winn to remove the ability for Mr. Winn to terminate his employment for any or no reason following a change in control (as defined in the agreement) and receive the benefits of having terminated his employment for “Good Reason”

(as defined in such employment agreement). We believe this amendment reflects current market and peer group practices with respect to executive agreements for Chairman and CEO-level executives.

W. Bryan Hill

On February 27, 2015, we entered into an amended employment agreement (the “Amended Hill Employment Agreement”) with Mr. Hill, which became effective as of March 1, 2015 and replaced and superseded his prior employment agreement. The Amended Hill Employment Agreement sets a minimum annual base salary for Mr. Hill at $370,000 with a target annual bonus of 50% of his annual base salary as determined under the management incentive plan with performance criteria to be established by the Compensation Committee, and Mr. Hill is entitled to equity grants pursuant to the 2010 Equity Incentive Plan. Mr. Hill is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we make available to Mr. Hill all fringe benefits and perquisites that are made available to other senior executives. The Amended Hill Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Amended Hill Employment Agreement) or in connection with a Change in Control of RealPage each of which is disclosed below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.” For a period of two years following the termination of Mr. Hill’s employment for any reason, Mr. Hill will be restricted from competing with RealPage and its affiliates and soliciting RealPage and its affiliates’ respective customers, licensees or employees. The Amended Hill Employment Agreement also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

The Amended Hill Employment Agreement provides for payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in Mr. Hill receiving greater compensation and benefits on an after-tax basis. Mr. Hill’s employment agreement provides that, to the fullest extent permitted by law, we will indemnify Mr. Hill (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Mr. Hill is made a party by reason of performing his responsibility as an officer or executive officer of RealPage or any if its subsidiaries, other than claims brought against Mr. Hill by any of his former employers.

Andrew Blount

On December 11, 2015, we entered into an Employment Agreement with Andrew Blount (the “Blount Employment Agreement”). The Blount Employment Agreement sets a minimum base salary for Mr. Blount at $350,000 with a target annual bonus of 50% of his annual base salary as determined under the management incentive plan with performance criteria to be established by our Compensation Committee. Mr. Blount was granted stock option awards to purchase up to 75,000 shares of our common stock, 25,000 shares of restricted stock subject to time-based vesting criteria and 100,000 shares of restricted stock subject to performance criteria tied to the market price of our common stock. Mr. Blount is entitled to three weeks’ paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we make available to Mr. Blount all fringe benefits and perquisites that are made available to other senior executives. The Blount Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Blount Employment Agreement) or in connection with a Change in Control of RealPage each of which is disclosed below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.” For a period of two years following the termination of Mr. Blount’s employment for any reason, Mr. Blount will be restricted from competing with RealPage and its affiliates and soliciting RealPage and its affiliates’ respective customers, licensees or employees. The Blount Employment Agreement also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

The Blount Employment Agreement also provides that payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in Mr. Blount receiving greater compensation and benefits on an after-tax basis. Mr. Blount’s employment agreement also provides that, to the fullest extent permitted by law, we will indemnify Mr. Blount (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Mr. Blount is made a party by reason of performing his responsibilities as an officer or executive officer of RealPage or any of its subsidiaries, other than claims brought against Mr. Blount by any of his former employers.

On January 4, 2016, we entered into an amendment to the Blount Employment Agreement (the “Amended Blount Employment Agreement”). The Amendment Blount Employment Agreement provides that the Company will provide a one-time relocation package for Mr. Blount’s actual relocation expenses of up to $80,000.

William P. Chaney

On March 5, 2015, we entered into an Amended Employment Agreement with Mr. Chaney (the “Amended Chaney Employment Agreement”), which became effective as of March 1, 2015, which replaced and superseded his prior employment agreement. Mr. Chaney’s Amended Employment Agreement sets a minimum annual base salary for Mr. Chaney at $370,000 with a target annual bonus of 50% of his base annual salary as determined under the management incentive plan with performance criteria to be established by our Compensation Committee, and Mr. Chaney is entitled to equity grants pursuant to the 2010 Equity Incentive Plan. Mr. Chaney is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we make available to Mr. Chaney all fringe benefits and perquisites that are made available to other senior executives. The Amended Chaney Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Amended Chaney Employment Agreement) or in connection with a Change in Control of RealPage each of which is disclosed below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.” For a period of two years following the termination of Mr. Chaney’s employment for any reason, Mr. Chaney will be restricted from competing with RealPage and its affiliates and soliciting RealPage and its affiliates’ respective customers, licensees or employees. The Amended Chaney Employment Agreement also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

The Amended Chaney Employment Agreement provides that payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in Mr. Chaney receiving greater compensation and benefits on an after-tax basis. Mr. Chaney’s employment agreement provides that, to the fullest extent permitted by law, we will indemnify Mr. Chaney (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Mr. Chaney is made a party by reason of performing his responsibility as an officer or executive officer of RealPage or any if its subsidiaries, other than claims brought against Mr. Chaney by any of his former employers.

Ashley C. Glover

On August 3, 2016, we entered into an Employment Agreement with Ashley C. Glover (the “Glover Employment Agreement”). The Glover Employment Agreement sets a minimum base salary for Ms. Glover at

$385,000 with a target annual bonus of 50% of her annual base salary as determined under the management incentive plan with performance criteria to be established by our Compensation Committee. Ms. Glover was granted shares of restricted stock valued at $1,000,000 and additional shares of restricted stock valued at $1,000,000, subject to performance criteria tied to the market price of our common stock. Ms. Glover is entitled to three weeks’ paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we make available to Ms. Glover all fringe benefits and perquisites that are made available to other senior executives. The Glover Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Glover Employment Agreement) or in connection with a Change in Control of RealPage each of which is disclosed below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.” For a period of two years following the termination of Ms. Glover’s employment for any reason, Ms. Glover will be restricted from competing with RealPage and its affiliates and soliciting RealPage and its affiliates’ respective customers, licensees or employees. The Glover Employment Agreement also includes confidentiality provisions, non-interference and non-disparagement obligations during her employment and following termination.

The Glover Employment Agreement also provides that payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in Ms. Glover receiving greater compensation and benefits on an after-tax basis. Ms. Glover’s employment agreement also provides that, to the fullest extent permitted by law, we will indemnify Ms. Glover (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Ms. Glover is made a party by reason of performing her responsibilities as an officer or executive officer of RealPage or any of its subsidiaries, other than claims brought against Ms. Glover by any of her former employers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2017:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

Name	Grant Date	OPTION AWARDS				STOCK AWARDS
		Number of Securities Underlying Unexercised Options (Exercisable) (1)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($) (2)
Stephen T. Winn	03/01/2011	75,000	—	$24.03	3/1/2021	—	—		—		—
	02/22/2012	100,000	—	$20.01	2/22/2022	—	—		—		—
	02/25/2013	100,000	—	$21.60	2/25/2023	—	—		—		—
	03/03/2015	—	—	—	—	—	—		87,500	(3)	3,876,250
	02/26/2016	—		—	—	—	—		46,068	(4)	2,040,812
	03/02/2017	—	—	—	—	—	—		229,963	(5)	10,187,361
W. Bryan Hill	03/01/2011	18,000	—	$24.03	3/1/2021	—	—		—		—
	02/22/2012	7,500	—	$20.01	2/22/2022	—	—		—		—
	02/25/2013	9,000	—	$21.60	2/25/2023	—	—		—		—
	02/27/2014	18,750	—	$17.75	2/27/2024	—	—		—		—
	05/09/2014	7,500	—	$18.71	5/9/2024	—	—		—		—
	03/03/2015	43,202	5,383	$19.76	3/3/2025	—	—		—		—
	05/08/2015	5,000	2,500	$19.84	5/8/2025	—	—		—		—
	03/03/2015	—	—	—	—	1,265	56,040	(6)	—		—
	05/08/2015	—	—	—	—	420	18,606	(6)	—		—
	02/26/2016	—	—	—	—	23,100	1,023,330	(7)	—		—
	03/02/2017	—	—	—	—	30,113	1,334,006	(7)	—		—
	03/03/2015	—	—	—	—	—	—		6,764	(3)	299,645
	02/26/2016	—	—	—	—	—	—		9,213	(4)	408,136
	03/02/2017	—	—	—	—	—	—		45,170	(5)	2,001,031
Andrew Blount	12/10/2015	50,000	25,000	23.10	12/10/2025	—	—		—		—
	12/10/2015	—	—	—	—	8,336	369,285	(6)	—		—
	05/09/2016	—	—	—	—	17,500	775,250	(7)	—		—
	03/02/2017	—	—	—	—	24,639	1,091,508	(7)	—		—
	12/10/2015	—	—	—	—	—	—		31,250	(8)	1,384,375
	03/02/2017	—	—	—	—	—	—		36,958	(5)	1,637,239
William Chaney	11/08/2010	7,500	—	$27.18	11/8/2020	—	—		—		—
	11/04/2011	15,000	—	$25.24	4/11/2021	—	—		—		—
	08/07/2012	40,000	—	$24.64	8/7/2022	—	—		—		—
	02/25/2013	14,712	—	$21.60	2/25/2023	—	—		—		—
	11/12/2013	30,000	—	$25.70	11/12/2023	—	—		—		—
	02/27/2014	6,250	—	$17.75	2/27/2024	—	—		—		—
	03/03/2015	43,056	5,383	$19.76	3/3/2025	—	—		—		—
	05/08/2015	10,000	2,500	$19.84	5/8/2025	—	—		—		—
	03/03/2015	—	—	—	—	1,265	56,040	(6)	—		—
	05/08/2015	—	—	—	—	420	18,606	(6)	—		—
	02/26/2016	—	—	—	—	23,100	1,023,330	(7)	—		—
	03/02/2017	—	—	—	—	24,639	1,091,508	(7)	—		—
	03/03/2015	—	—	—	—	—	—		6,764	(3)	299,645
	02/26/2016	—	—	—	—	—	—		9,213	(4)	408,136
	03/02/2017	—	—	—	—	—	—		36,958	(5)	1,637,239
Ashley Glover	08/17/2016	—	—	—	—	27,528	1,219,490	(6)	—		—
	03/02/2017	—	—	—	—	12,321	545,820	(7)	—		—
	08/17/2016	—	—	—	—	—	—		24,275	(9)	1,075,383
	03/02/2017	—	—	—	—	—	—		18,482	(5)	818,753
(1)

Stock option awards with an expiration date during the years 2020 through 2023 vest as to five percent (5%) of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 15 consecutive calendar quarters and as to the remaining twenty-five percent (25%) of the shares subject to such option on the first day of the calendar quarter following such fifteenth consecutive calendar quarter. Stock option awards with an expiration date during the year 2024 or later vest as to one-twelfth (1/12) of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 12 consecutive quarters. Vesting of stock option awards is contingent on the recipient’s continued status as a service provider as of each applicable vesting date.
(2)	Value based on $44.30 per share, which was the closing market price of our common stock on December 29, 2017. See notes (5) through (9) below for market price thresholds required to be achieved for eligibility and vesting.
(3)	Fifty percent (50%) of the shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the minimum stock price of $30.00 per share, and an additional fifty percent (50%) of the shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the maximum stock price of $35.00 per share (shares that become eligible to vest, if any, are referred to as “2018 Eligible Shares”). 2018 Eligible Shares shall vest twenty-five percent (25%) per quarter over the year following the date they satisfy the initial market price vesting condition beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the shares that have become 2018 Eligible Shares shall be fully vested on July 1, 2018, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of RealPage (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of our common stock equal to or in excess of $30.00 per share with respect to the first tranche of shares and $35.00 per share with respect to the second tranche of shares, respectively.
(4)	Fifty percent (50%) of the shares shall become eligible to vest if, prior to July 1, 2019, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the minimum stock price of $27.28 per share, and an additional fifty percent (50%) of the shares shall become eligible to vest if, prior to July 1, 2019, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the maximum stock price of $32.15 per share (shares that become eligible to vest, if any, are referred to as “2019 Eligible Shares”). 2019 Eligible Shares shall vest twenty-five percent (25%) per quarter over the year following the date they satisfy the initial market price vesting condition beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the shares that have become 2019 Eligible Shares shall be fully vested on July 1, 2019, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of RealPage (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of our common stock equal to or in excess of $27.28 per share with respect to the first tranche of shares and $32.15 per share with respect to the second tranche of shares, respectively.
(5)	One-third (1/3) of the shares shall become eligible to vest if, prior to July 1, 2020, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the target price of $38.05 per share, an additional one-third (1/3) of the shares shall become eligible to vest if, prior to July 1, 2020, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the maximum price of $41.09 per share and an additional one-third (1/3) of the shares shall become eligible to vest if, prior to July 1, 2020, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the maximum price of $45.66 per share (shares that become eligible to vest, if any, are referred to as “July 2020 Eligible Shares”). July 2020 Eligible Shares shall vest 25% per quarter over the year following the date they become July 2020 Eligible Shares beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the July 2020 Eligible Shares shall be fully vested on July 1, 2020, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of the Company (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of our common stock equal to or in excess of $38.05 per share with respect to the first tranche of shares, $41.09 per share with respect to the second tranche of shares and $45.66 per share with respect to the third tranche of shares, respectively.
(6)	Restricted stock award vest as to one-twelfth (1/12) of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 12 consecutive quarters. Vesting of restricted stock awards is contingent upon the recipient’s continued status as a service provider as of each applicable vesting date.
(7)	Restricted stock award vests as to one-twelfth (1/12) of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the second calendar quarter following the date of grant, for 12 consecutive quarters. Vesting of restricted stock awards is contingent upon the recipient’s continued status as a service provider as of each applicable vesting date.
(8)	Twenty-five percent (25%) of the shares shall become eligible to vest if, prior to July 1, 2017, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the target price of $25.00 per share, an additional twenty-five percent (25%) of the shares shall become eligible to vest if, prior to January 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds the maximum price of $30.00 per share, an additional twenty-five percent (25%) of the shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the maximum price of $35.00 per share and an additional twenty-five percent (25%) of the shares shall become eligible to vest if, prior to January 1, 2019, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the maximum price of $40.00 per share (shares that become eligible to vest, if any, are referred to as “January 2019 Eligible Shares”). January 2019 Eligible Shares shall vest twenty-five percent (25%) per quarter over the year following the date they become January 2019 Eligible Shares beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the January 2019 Eligible Shares shall be fully vested on July 1, 2017, January 1, 2018, July 1, 2018 or January 1, 2019, as applicable, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of the Company (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of our common stock equal to or in excess of $25.00 per share with respect to the first tranche of shares, $30.00 per share with respect to the second tranche of shares, $35.00 per share with respect to the third tranche of shares and $40.00 per share with respect to the fourth tranche of shares, respectively.

(9)	Fifty percent (50%) of the shares shall become eligible to vest if, prior to January 1, 2020, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the minimum stock price of $31.48 per share, and an additional fifty percent (50%) of the shares shall become eligible to vest if, prior to January 1, 2020, the average closing price per share of our common stock for 20 consecutive trading days equals or exceeds the maximum stock price of $36.33 per share (shares that become eligible to vest, if any, are referred to as “January 2020 Eligible Shares”). January 2020 Eligible Shares shall vest twenty-five percent (25%) per quarter over the year following the date they satisfy the initial market price vesting condition beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the shares that have become January 2020 Eligible Shares shall be fully vested on January 1, 2020, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of RealPage (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of our common stock equal to or in excess of $31.48 per share with respect to the first tranche of shares and $36.33 per share with respect to the second tranche of shares, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our NEOs during the year ended December 31, 2017.

OPTION EXERCISES AND STOCK VESTED IN 2017

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Stephen T. Winn	—	—	834,099	$29,938,269
W. Bryan Hill	—	—	168,630	6,042,248
Andrew Blount	—	—	93,148	3,390,799
William Chaney	—	—	166,993	5,984,646
Ashley Glover	—	—	60,370	2,234,692

(1)	The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and none of our NEOs participated in a nonqualified deferred compensation plan during the year ended December 31, 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Agreement and Plan Terms regarding Termination or Change in Control Payments

As of December 31, 2017, we were parties to agreements with each of our NEOs that provide for certain payments and benefits upon termination in the event of death or disability, termination without cause or with good reason, termination without cause or with good reason in connection with a change in control, or under other circumstances in the event of a change in control. The following table describes the payments and benefits that we would owe to each of our NEOs pursuant to the applicable employment and equity award agreements with our NEOs and our 2010 Equity Incentive Plan. The following assumes a termination of each of our NEOs and a change in control, as defined in our 2010 Equity Incentive Plan, of RealPage occurred on December 29, 2017 and the value of our common stock is equal to $44.30 per share (the closing market price on such date). Certain payments and benefits set forth in the following table are conditioned upon the NEO signing and not revoking a release agreement with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Named Executive Officer	Compensation	Termination on Death or Disability	Termination without Cause or for Good Reason	Termination Without Cause or for Good Reason in connection with a Change in Control	Change In Control
Stephen T. Winn	Severance Payment (1)	$625,000	$937,500	$1,250,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	—	—	—	—
	Restricted Stock Acceleration (4)	16,104,423	—	—	16,104,423
	Employee Benefits (5)	13,710	13,710	27,421	—

	Total	$16,743,133	$951,210	$1,277,421	$16,104,423
W. Bryan Hill	Severance Payment (1)	$212,500	$425,000	$850,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	193,249	—	193,249	193,249
	Restricted Stock Acceleration (4)	5,140,794	—	2,413,375	5,140,794
	Employee Benefits (5)	16,843	16,843	33,687	—

	Total	$5,563,386	$441,843	$3,490,311	$5,334,043
Andrew Blount	Severance Payment (1)	$182,500	$365,000	$730,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	—	—	—	530,000
	Restricted Stock Acceleration (4)	4,113,122	—	1,091,508	5,257,657
	Employee Benefits (5)	16,843	16,843	33,687	—

	Total	$4,312,465	$381,843	$1,855,195	$5,787,657
William Chaney	Severance Payment (1)	$200,000	$400,000	$800,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	193,249	—	193,249	193,249
	Restricted Stock Acceleration (4)	4,534,504	—	2,189,483	4,534,504
	Employee Benefits (5)	16,843	16,843	33,687	—

	Total	$4,944,596	$416,843	$3,216,419	$4,727,753
Ashley Glover	Severance Payment (1)	$200,000	$400,000	$800,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	—	—	—	—
	Restricted Stock Acceleration (4)	3,659,446	—	1,765,311	3,659,446
	Employee Benefits (5)	16,843	16,843	33,687	—

	Total	$3,876,289	$416,843	$2,598,998	$3,659,446

(1)

Pursuant to the employment agreements with each of our NEOs, in the case of termination as a result of death or disability, the applicable NEO is entitled to receive 6 months of annual base salary (12 months in the case of Mr. Winn). In the case of termination without cause or for good reason during the 24-month period following a change in control (or before a change in control if such termination is proximate to or following our entering into an agreement to enter into a transaction that would constitute a change in control and such termination or the event giving rise to the good reason claim is made at the direction of the third party effectuating such change in control) (the “protected period”), the applicable NEO is entitled to 200% of his or her annual base salary. In the case of a termination without cause or for good reason outside the protected period, the applicable NEO is entitled to receive 100% of his or her annual base salary (150% in the case of Mr. Winn). The foregoing payments are conditional on the NEO executing a release of claims agreement with us.
(2)	Pursuant to each NEO’s employment agreement, in the case of termination without cause or for good reason or as a result of death or disability, each NEO is entitled to receive a lump sum cash payment equal to any earned but unpaid bonus. For the purposes of this table, we assume the bonus is unearned as of December 29, 2017.
(3)	The value represents the aggregate value the applicable NEO would receive from the unvested shares subject to the NEO’s options that would fully accelerate vesting in the event of (as applicable) (i) the NEO’s death or disability or (ii) a change in control of RealPage (assuming satisfaction of any other applicable vesting conditions upon a change in control, including achievement of market-based performance criteria and/or the applicable option not being assumed or replaced with an equivalent award in the change in control) or (iii) a change in control of RealPage followed by a termination of the NEO’s employment without cause or for good reason within 24 months following the change in control (or anytime following the change in control in the case of Mr. Hill). The value of such vesting acceleration for each applicable option is calculated as the product of the positive difference between our stock price on December 29, 2017, and the per share exercise price of the applicable option multiplied by the number of unvested shares of the applicable option that are subject to the vesting acceleration described immediately above (as applicable).
(4)	The value represents the aggregate gain the applicable NEO would receive from the unvested shares of restricted stock that would fully accelerate vesting in the event of (as applicable) (i) the NEO’s death or disability or (ii) a change in control of RealPage (assuming satisfaction of any other applicable vesting conditions upon a change in control, including achievement of market-based performance criteria and/or the applicable restricted stock award not being assumed or replaced with an equivalent award in the change in control) or (iii) a change in control of RealPage followed by a termination of the NEO’s employment without cause or for good reason within 24 months following the change in control (or anytime following the change in control in the case of Mr. Hill). The value of such vesting acceleration for each applicable restricted stock award is calculated as the product of our stock price on December 29, 2017, multiplied by the number of unvested shares subject to the applicable restricted stock award that are subject to the vesting acceleration described immediately above (as applicable).
(5)	Pursuant to the employment agreements with each of our NEOs, in case of termination other than for cause, death or disability or for good reason during the protected period, the applicable NEO is entitled to payment equal to the product of the excess of the monthly Consolidated Omnibus Budget Reconciliation Act premium over the monthly premium the NEO would be required to pay for such coverage if still employed by us multiplied by 24, and in case of termination without cause or for good reason outside of the protected period or as a result of death or disability at any time, the applicable NEO is entitled to a payment equal to 50% of the payment described immediately above (as applicable).

Certain Definitions

The benefits described in the preceding table are subject to conditions set forth in employment agreements and the applicable equity award agreements between us and each NEO. The terms “cause,” “change in control,” “disability,” and “good reason” are defined in those agreements as follows:

“Cause” means the occurrence of any of the following events which (with respect to clauses (iv) through (vii) below) are not cured by the NEO within ten days (30 days in the case of Mr. Winn) after receipt of written notice of such alleged cause from us or, except in the case of Mr. Winn, if such event cannot be corrected within such ten-day period, if the NEO does not commence correction such default within said ten-day period and does not complete such correction within a reasonable time, up to 30 days: (i) the NEO’s conviction for any acts of fraud or breach of trust or any felony criminal acts; (ii) the NEO’s knowingly making a materially false written statement to RealPage’s auditors or legal counsel; (iii) the NEO’s willful and material falsification of any corporate document or form; (iv) any material breach by the NEO of any published policy of RealPage received and acknowledged by the NEO in writing; (v) any material breach by the NEO of a material provision of the employment agreement between RealPage and the NEO; (vi) the NEO’s making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in the business and financial matters of RealPage; or (vii) the NEO’s repeated and material failure substantially to perform the NEO’s duties. A termination of Mr. Winn for Cause shall require a finding by the Board that an event or events have occurred constituting Cause under Mr. Winn’s employment agreement. Notwithstanding the foregoing and, in the case of Mr. Winn, in addition to the finding by the Board described in the previous sentence, during the two-year period following a Change in Control (as defined below), a termination for Cause (other than pursuant to clause (i)) shall require a showing by RealPage that the actions giving rise to such termination resulted in material and demonstrable harm to RealPage.

“Change in Control” has the meaning set forth in our 2010 Equity Incentive Plan. The definition covers the occurrence of any of the following events: (i) any one person, or more than one person acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than fifty percent (50%) of the total voting power of our stock; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one person who is considered to own more than fifty percent (50%) of the total voting power of our stock will not be considered a Change in Control; or (ii) a majority of members of our Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of our Board prior to the date of the appointment or election (excluding a situation where a person was already in effective control of RealPage and is merely acquiring additional control); or (iii) any person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by us to: (1) a stockholder of RealPage (immediately before the asset transfer) in exchange for or with respect to our stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by us, (3) a person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all our outstanding stock, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in this subsection. Gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Persons will be considered to be acting as a group for purposes of the definition of a “Change in Control” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us.

“Disability” means an NEO’s incapacity due to physical or mental condition and, if reasonable accommodation is required by law, after providing such reasonable accommodation, the NEO shall have been absent from such NEO’s duties on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any 12-month period, and in either case within 30 days after written notice of termination by RealPage is given the NEO shall not have returned to the performance of such NEO’s duties on a full-time basis.

“Good Reason” means, without the NEO’s written consent: (i) a material reduction in NEO’s base salary or incentive compensation opportunity, (ii) a material reduction in the NEO’s responsibilities or authority; (iii) a material breach by us of a material provision of the NEO’s employment agreement with us, or (iv) a material change in the geographic location at which the NEO must perform their services; provided, that in no instance will the relocation of the NEO to a facility or a location that is either 25 miles or less from the NEO’s then-current office or 25 miles or less from the NEO’s then-current primary residence be deemed material for purposes of the NEO’s employment agreement. Each NEO must provide us with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable opportunity for us to cure the conditions giving rise to such Good Reason, which shall not be less than 30 days following the date of notice from us. If we cure the conditions giving rise to such Good Reason within 30 days of the date of such notice, the NEO will not be entitled to severance payments and/or benefits contemplated by the NEO’s employment agreement in connection with a termination of employment by the NEO for Good Reason if the NEO thereafter resigns from us based on such grounds. Any termination for Good Reason must be effectuated within 90 days of the expiration of such cure period.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares to be issued upon exercise of outstanding options and the number of shares issued pursuant to restricted stock awards granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation plans as of December 31, 2017 are summarized in the following table:

EQUITY COMPENSATION PLANS INFORMATION
Plan category	Number of shares issued pursuant to restricted stock awards or to be issued upon exercise of outstanding options		Weighted- average exercise price of outstanding options	Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	4,583,124	(1)	$19.26	5,885,147	(2)(3)
Equity compensation plans not approved by stockholders	63,494	(4)	19.26	—

Total	4,646,618		$19.26	5,885,147

(1)	Includes 2,136,971 shares to be issued upon exercise of outstanding options and 2,446,153 shares issued as restricted stock awards, which includes 1,755,988 shares of time-based restricted stock and 690,165 shares of market-based restricted stock.
(2)	Represents 5,885,147 shares available for future issuance under our 2010 Equity Incentive Plan.
(3)	Our 2010 Equity Incentive Plan includes an “evergreen” provision that provides for automatic increases to the number of shares of our common stock reserved for issuance thereunder on January 1 of each year in an amount equal to the lesser of (i) 10,000,000 shares, (ii) 5.0% of our outstanding shares on the last day of the immediately preceding fiscal year, on a fully-diluted basis, or (iii) such amount as our Board may determine. In 2017, our Board determined not to increase the number of shares of common stock reserved for future issuance under the 2010 Equity Incentive Plan.
(4)	Represents (i) 3,494 shares to be issued upon exercise of outstanding options originally issued under the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan and assumed by us in connection with our acquisition of Multifamily Technology Solutions, Inc. and (ii) 60,000 shares to be issued upon exercise of outstanding options granted to one of our directors as disclosed in the Form S-1 Registration Statement filed on April 29, 2010 and Form S-8 Registration Statement filed on August 17, 2010.

AUDIT MATTERS

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What Am I Voting On?

Stockholders are being asked to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Although our Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance, our Board submits its selection to our stockholders for ratification. If the stockholders should not ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the appointment.

Voting Recommendation:

FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ended December 31, 2018.

Background

Our Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace our independent registered public accounting firm and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the independent registered public accounting firm. Our Audit Committee appointed the firm of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Our Audit Committee is asking the stockholders to ratify this appointment. EY has served as our independent registered public accounting firm since 2004.

Required Vote

The ratification of the appointment of our independent registered public accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of us and our stockholders.

Audit Fees and All Other Fees

Audit Fees

The aggregate fees billed for professional services rendered for the audits of our annual consolidated financial statements for the fiscal years ended December 31, 2017 and 2016, for the reviews of the consolidated financial statements for those fiscal years, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings were approximately $2,735,865 and $2,084,642, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and other related services, such as due diligence related to acquisitions were $291,837 and $2,160 in 2017 and 2016, respectively.

Tax Fees

The aggregate fees billed for professional tax services were $568,171 and $329,575 in 2017 and 2016, respectively.

All Other Fees

Miscellaneous fees billed for other services were $267,461 and $0 in 2017 and 2016, respectively.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee’s policy is to pre-approve all services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to our Audit Committee regarding the extent of services provided by such firm in accordance with such pre-approval. Our Audit Committee has delegated pre-approval authority to one of its members. Such member(s) must report any decisions to our Audit Committee at the next scheduled meeting. During 2017, our Audit Committee approved in advance all audit, audit-related, tax and other services to be provided by EY.

EY has not received approval to perform nor performed any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002.

Other Information

A representative of EY is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Recommendation of our Board for Proposal Two

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of EY as our independent registered public accounting firm.

REPORT OF OUR AUDIT COMMITTEE*

Our Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board. The members of our Audit Committee are Charles F. Kane, Chairman, Peter Gyenes, Scott S. Ingraham, and Jason A. Wright. All members of our Audit Committee meet the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards.

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the effectiveness of our internal control over financial reporting and managements’ assessment of internal control over financial reporting. Our Audit Committee’s responsibility is to monitor and oversee these processes.

Our Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. Our Audit Committee met four times during fiscal 2017 to carry out its responsibilities. Our Audit Committee regularly meets privately with our independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to our Audit Committee. Our Audit Committee evaluated the performance of the items enumerated in our Audit Committee Charter.

As part of its oversight of our financial statements, our Audit Committee reviewed and discussed with both management and the independent registered public accounting firm our quarterly and audited fiscal year financial statements, including a review of our Annual Report on Form 10-K. Our Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by our independent registered public accounting firm. Our Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

Our Audit Committee has also received the written disclosures from Ernst & Young LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, and our Audit Committee has discussed the independence of Ernst & Young LLP with that firm. Our Audit Committee has implemented a procedure to monitor the independence of our independent registered public accounting firm.

Based upon our Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to our Audit Committee, our Audit Committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC.

AUDIT COMMITTEE
Charles F. Kane, Chairman
Peter Gyenes
Scott S. Ingraham
Jason A. Wright

*	The foregoing Report of our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this Report of our Audit Committee by express reference therein.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What Am I Voting On?

We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, our executive compensation program.

Voting Recommendation:

FOR the approval of the RealPage executive compensation program, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our NEOs, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our NEOs, for additional details about our executive compensation programs, including information about fiscal 2017 compensation of our NEOs. Our Compensation Committee and our Board believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of our Board of Directors for Proposal Three

Our Board unanimously recommends voting “FOR” the approval of the RealPage executive compensation program, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

PROPOSAL FOUR: APPROVAL OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES

What Am I Voting On?

We are asking our stockholders to vote to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock by 125,000,000.

Voting Recommendation:

FOR the amendment to the Certificate to increase the authorized number of shares of common stock.

General

The RealPage Certificate of Incorporation as currently in effect (as previously amended, the “Certificate”), provides that we are authorized to issue two classes of stock, consisting of 125,000,000 shares designated as Common Stock, $0.001 par value per share, and 10,000,000 shares designated as Preferred Stock, $0.001 par value per share.

Our Board of Directors has authorized an amendment of the Certificate, subject to stockholder approval, to increase the authorized number of shares of Common Stock by 125,000,000 shares, bringing the total authorized shares of Common Stock to 250,000,000. The text of the form of the proposed amendment is attached hereto as Exhibit A. Under the proposed amendment, the first section of Article IV of the Certificate would be amended to read in full as follows:

4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the corporation is authorized to issue is 260,000,000 shares, consisting of 250,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

The stockholders are being asked to approve such amendment. The proposed amendment would give the Board the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances, except as may otherwise be required by applicable law.

Of the 125,000,000 currently authorized shares of Common Stock,                     shares of Common Stock were issued and outstanding as of April 10, 2018 (the Record Date for the 2018 Annual Meeting). In addition, as of such date, approximately                     shares were reserved for issuance upon exercise of outstanding options and unvested RSUs; and approximately                     shares were reserved for future grant under the 2010 Equity Incentive Plan. Accordingly, as of April 10, 2018, RealPage had                      shares of authorized but unissued and unreserved Common Stock available for issuance.

Purpose and Effect of the Amendment

The principal purpose of the proposed amendment of the Certificate to increase the authorized shares of Common Stock is to make such shares available for use by the our Board of Directors as it deems appropriate or necessary. For example, such shares may be needed in connection with future stock dividends or splits, raising additional capital through the sale of RealPage securities, providing restricted stock, stock options, RSUs or other stock incentives to our employees, consultants or others, acquisition of another company or its business or assets, or establishing a strategic relationship with a corporate partner. In determining the size of the proposed authorized share increase, our Board of Directors considered a number of factors including that our authorized shares have not been increased since the initial public offering of our common stock in 2010, that over a number of years we may potentially need additional shares in connection with future equity transactions or acquisitions, the number of shares reserved for issuance in connection with our convertible notes, the potential that over a number of years our Board of Directors may determine to effect one or more stock splits (in the form of stock dividends), and the published guidelines of proxy advisory firms.

Our Board of Directors has no present agreement, arrangement, plan or understanding with respect to the issuance of any such additional shares of Common Stock. If the amendment is approved by our stockholders, our Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law. Holders of our securities as such have no statutory preemptive rights with respect to issuances of Common Stock. The increase in the number of authorized shares of Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders’ percentage equity ownership and, depending on the price at which such shares are issued, the issuance of such shares could have the effect of diluting the earnings per share and book value per share of the outstanding shares of Common Stock.

Potential Anti-Takeover Effect

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change-in-control of RealPage without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change-in-control of RealPage more difficult, and therefore less likely. Any such issuance of additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of RealPage. We have previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including provisions in the 2010 Equity Incentive Plan and our executive employment agreements for the acceleration of exercisability of outstanding options and RSUs in the event of a sale of assets or merger involving RealPage, as detailed in “Potential Payments Upon Termination or Change of Control”, and provisions of the Certificate authorizing the Board to issue up to 10,000,000 shares of preferred stock, the terms, provisions and rights of which may be fixed by our Board without stockholder action or approval.

Stock Price

The closing price of our Common Stock on the Record Date, as reported on the NASDAQ Stock Market, was $      per share.

Vote Required

The affirmative votes of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date will be required to approve the amendment of the Certificate. The effect of an abstention is the same as that of a vote against the proposal. If the amendment is not approved, our authorized capital stock will not change.

Recommendation of our Board for Proposal Four

The Board of Directors unanimously recommends a vote “FOR” the amendment to the certificate to increase the authorized number of shares of common stock.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board has delivered printed versions of proxy materials to you by mail, in connection with our Board’s solicitation of proxies for use at the Annual Meeting to be held on June 5, 2018, at 10:00 a.m. local time or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. Proxy materials are also available to you on the Internet at http://investor.realpage.com. The Annual Meeting will be held at our principal executive offices located at 2201 Lakeside Boulevard, Richardson, Texas 75082. Our telephone number is (972) 820-3000.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy materials, proxy statements and annual reports. This means that only one copy of the proxy materials may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of any of these documents to any stockholder who contacts our investor relations department at 2201 Lakeside Boulevard, Richardson, Texas 75082, (972) 820-3773, requesting such copies. If a stockholder is receiving multiple copies of the proxy materials or the printed versions of such other accounts at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on April 10, 2018, the Record Date, are entitled to receive notice of and vote at the Annual Meeting. On the Record Date,                      shares of our common stock, $0.001 par value, were issued, outstanding and entitled to vote at the Annual Meeting.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

Whether you hold shares directly as the stockholder of record or beneficially in street name (as defined below), you may vote by completing, signing and mailing the proxy card enclosed herewith in the postage-prepaid envelope provided for that purpose. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.

The cost of this solicitation will be borne by us. We have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies and to verify records relating to the solicitation. D.F. King will receive a fee for its services of $10,000, including fees per call to stockholders and expense reimbursement. We may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), your nominee will provide you with appropriate voting materials (such as a voting instruction form). Please follow the instructions included on those materials regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals that are considered routine under the rules of the New York Stock Exchange and on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. At the Annual Meeting, Proposal Two, the ratification of the appointment of our independent registered public accounting firm, will be a discretionary item. Proposal One, the election of directors, Proposal Three, the advisory (nonbinding) vote to approve executive compensation, and Proposal Four, the amendment to our Amended and Restated Certificate of Incorporation, will be non-discretionary items.

Quorum

A majority of the shares of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Voting Requirements

The vote requirement for each matter is:

•

Proposal One (Election of Directors) — Directors are elected by a plurality of the votes cast. The two nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee.

•

Proposal Two (Ratification of Independent Registered Accounting Firm) — The ratification of the appointment of our independent registered accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

•

Proposal Three (Advisory (Non-binding) Vote to Approve Named Executive Compensation) — The approval, on an advisory (non-binding) basis, of the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC rules (commonly referred to as a “Say-on-Pay”) requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

•

Proposal Four (Approval of Amendment to our Amended and Restated Certificate of Incorporation) —To approve the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 250,000,000 requires the favorable vote of stockholders holding a majority of our shares of common stock outstanding and entitled to vote at the meeting. Abstentions and broker non-votes, if any, will have the same effect as a vote against the proposal.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by delivering a written notice of revocation to our Secretary or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the

Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Our stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2019 (the “2019 annual meeting”) by submitting their proposals in writing to our Secretary in a timely manner. In order to be considered for inclusion in our proxy materials for the 2019 annual meeting, stockholder proposals must be received by our Secretary no later than December 26, 2018, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2019 annual meeting by a stockholder, such stockholder must deliver written notice to our Secretary at our principal executive offices no later than March 11, 2019, and no earlier than February 9, 2019. If the date of our 2019 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary date of the 2018 Annual Meeting, your notice of a proposal will be timely if it is received by our Secretary at our principal executive offices no earlier than the close of business on the 120th day prior to the 2019 annual meeting and not later than later of the close of business on the 90th day before the 2019 annual meeting or the tenth day following the day we first publicly announce the date of the 2019 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2019 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Secretary. All notices of proposals and director nominations by stockholders should be sent to RealPage, Inc., 2201 Lakeside Boulevard, Richardson, Texas 75082, Attention: Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

David G. Monk
Executive Vice President, Chief Legal Officer and Secretary

Richardson, Texas

April       , 2018

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REALPAGE, INC.

RealPage, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is RealPage, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 30, 2003. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 16, 2010 with an effective date of August 17, 2010 (the “Current Certificate”).

SECOND: The Board of Directors of the Corporation adopted resolutions approving and declaring advisable the following amendment to the Corporation’s Current Certificate:

A.	Article IV, Section 1 of the Current Certificate is hereby amended to read in its entirety as follows:

4.1	Authorized Capital Stock. The total number of shares of all classes of capital stock that the corporation is authorized to issue is 260,000,000 shares, consisting of 250,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

THIRD: That the Current Certificate is hereby amended as set forth herein.

FOURTH: That the foregoing amendment was duly adopted and approved by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation of RealPage, Inc. on this            day of                    , 2018.

REALPAGE, INC.

By:
Name:
Title: